UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Titan International, Inc.
2701 Spruce Street Quincy, Illinois 62301
____________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: June 4, 2015
To Titan Stockholders:

The Annual Meeting of Stockholders (the Annual Meeting) of Titan International, Inc., an Illinois corporation (Titan or the Company), is to be held on Thursday, June 4, 2015, at 11:00 a.m. Central Time, at Titan Tire Corporation of Union City, 3260 Goodyear Blvd., Union City, Tennessee, 38261, to consider and act upon the following matters:

1)	Elect Anthony L. Soave as a director to serve for a three-year term and until his successor is elected and qualified;

2)	Ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for 2015;

3)	Approve the reincorporation of the Company from the state of Illinois to the state of Delaware;

4)	Approve a non-binding advisory resolution on executive compensation;

5)	Stockholder proposal regarding declassifying the Company's board of directors; and

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Titan's Board of Directors has fixed the “record date” to be the close of business on April 8, 2015. Only those stockholders whose names appear of record at the Company's close of business on April 8, 2015, as holders of record of Titan common stock, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. With this Proxy Statement, a copy of Titan's Annual Report including Form 10-K for year ended December 31, 2014, is enclosed for your information.

All stockholders are invited to attend the Annual Meeting. Stockholders can help the Company avoid unnecessary costs and delay by completing and promptly returning the enclosed proxy card. Alternatively, you may authorize a proxy by using telephone or Internet options as instructed on the proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy card. The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Meeting Attendance: Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

Please Vote: Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Telephone and Internet voting are also offered.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 24, 2015	Secretary

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	Cover
General Matters	1
Voting Procedures	1
Proposal #1 - Election of Mr. Soave as Director	4
Proposal #2 - Ratification of Independent Registered Public Accounting Firm of Grant Thornton LLP	4
Proposal #3 - Approval of the Reincorporation of the Company from the State of Illinois to the State of Delaware	5
Proposal #4 - To Approve a Non-Binding Advisory Resolution on Executive Compensation	26
Proposal #5 - Stockholder Proposal Regarding Declassifying the Company's Board of Directors	27
Other Business	28
Audit and Other Fees	28
Report of the Audit Committee	29
Directors Continuing in Office	30
Compensation of Directors	32
Committees and Meetings of the Board of Directors	33
Board Leadership Structure	34
Board Diversity Process	35
Compensation Discussion and Analysis	36
Compensation of Executive Officers	44
Report of the Compensation Committee	47
Corporate Governance	48
Report of the Corporate Governance Committee	49
Report of the Nominating Committee	50
Security Ownership of Certain Beneficial Owners and Management	51
Section 16(a) Beneficial Ownership Reporting Compliance	52
Related Party Transactions	52
Stockholder Proposals	52
Householding Information	53
Cost of Proxy Solicitation	53
Appendix A - Agreement and Plan of Merger Between Titan International, Inc. (an Illinois Corporation) and Titan International, Inc. (a Delaware Corporation)	A - 1
Appendix B - By-Laws of Titan International, Inc. (a Delaware Corporation)	B - 1
Appendix C - Section 11.70 of the Illinois Business Corporation Act Procedure to Dissent	C - 1

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date: June 4, 2015

GENERAL MATTERS

This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (Titan or the Company) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held on June 4, 2015, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting. This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about April 24, 2015. Although the Company's Annual Report to Stockholders including Form 10-K for year ended December 31, 2014, is being mailed with the Proxy Statement, it is not part of the proxy soliciting material.

VOTING PROCEDURES

Qualifications to Vote
Holders of shares of common stock of the Company (Common Stock) at the close of business on April 8, 2015, (the Record Date) will be entitled to receive notice of and vote at the Annual Meeting.

Shares Entitled to Vote
On the Record Date of April 8, 2015, there were 53,779,842 shares of Titan's Common Stock outstanding which will be entitled to vote at the Annual Meeting.

Votes per Share
Holders of Titan's Common Stock (the Common Stockholders) are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Proposals Requiring Vote
To consider and act upon the following matters:
Proposal #1: Election of Mr. Soave as director,
Proposal #2: Ratification of independent registered public accounting firm of Grant Thornton LLP,
Proposal #3: To approve the reincorporation of the Company from the state of Illinois to the state of Delaware,
Proposal #4: To approve a non-binding advisory resolution on executive compensation,
Proposal #5: Stockholder proposal regarding declassifying the Company's board of directors, and such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Time and Place
The Annual Meeting of Stockholders of Titan International, Inc., an Illinois corporation, will be held on Thursday, June 4, 2015, at 11:00 a.m. Central Standard Time, at Titan Tire Corporation of Union City, 3260 Goodyear Blvd., Union City, Tennessee, 38261.

Attendance for Annual Meeting
Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the Record Date of April 8, 2015, must be presented, in addition to valid photo identification.

VOTING PROCEDURES (continued)

Voting by Proxy
Stockholders are asked to complete and promptly return the enclosed proxy card by mail or authorize a proxy by using telephone or Internet options as instructed on the proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy card.

Recommendations by Board of Directors
The Board of Directors unanimously recommend that you vote FOR all the following proposals:
Proposal #1: Election of Mr. Soave as director,
Proposal #2: Ratification of independent registered public accounting firm of Grant Thornton LLP,
Proposal #3: To approve the reincorporation of the Company from the state of Illinois to the state of Delaware,
Proposal #4: To approve a non-binding advisory resolution on executive compensation,
The Board of Directors recommend that you vote AGAINST the following proposal:
Proposal #5: Stockholder proposal regarding declassifying the Company's board of directors,

Quorum for Annual Meeting
Common Stockholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of the Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” (in cases when a broker has delivered a proxy that has authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

Procedures
All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Proposal #1, #2, #3 and #4, and AGAINST Proposal #5, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting. The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Vote Required to Approve Proposals
Proposal #1: The votes of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting are required for the election of Mr. Soave as director.

Proposal #2: Ratification of the independent registered public accounting firm Grant Thornton LLP, requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #3:
The reincorporation of the Company from the state of Illinois to the state of Delaware will be approved if Common Stockholders holding two-thirds of the outstanding shares of Common Stock vote in favor of the resolution.

Proposal #4:
The non-binding advisory vote on executive compensation will be deemed to be approved if Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting vote in favor of the resolution.

Proposal #5:
The stockholder proposal regarding declassifying the Board will be approved if Common Stockholders holding a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting vote in favor of the proposal.

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved, and so are equivalent to votes against a proposal (other than the election of directors). For Proposal #3, broker non-votes will have the same effect as votes against the proposal. For all other proposals, broker non-votes will have no impact on the outcome of the proposal.

VOTING PROCEDURES (continued)

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation and proxy bearing a later date or by voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael G. Troyanovich, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301.

Cost of Proxy Solicitation
The costs of solicitation of proxies will be borne by the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

Company's Transfer Agent
Computershare                Physical address:
P.O. Box 30170                211 Quality Circle, Suite 210
College Station, TX 77842-3170        College Station, TX 77845

Stockholder Information: (877) 237-6882    Agent web site: www.computershare.com/investor

Common Stock Data
Titan's common stock is listed and traded on the New York Stock Exchange under the symbol TWI.

Vote Tabulation
Broadridge Investor Communication Services will judge the voting and be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K.

Please Vote
Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Telephone and Internet voting are also offered.

Directions
You are cordially invited to attend Titan's annual meeting of stockholders on June 4, 2015 at 11:00 a.m. Central Time. The meeting will be held at Titan Tire Corporation of Union City in Union City, Tennessee. Titan Tire Corporation of Union City is located at 3260 Goodyear Blvd., Union City, Tennessee, 38261. You may call Titan Tire Corporation of Union City at (731) 884-2291 for further direction information.

Proxy Notice
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be held on June 4, 2015.

This Notice of Annual Meeting of Stockholders and Proxy Statement are available at the Company's website: www.titan-intl.com.

PROPOSAL #1 - Election of Anthony L. Soave as a Class III Director

The Board of Directors recommends that stockholders vote FOR Anthony L. Soave as a Class III Director nominee standing for election to serve until the 2018 Annual Meeting.

The Company's By-laws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III. Each director is elected for a three-year term and the term of each Class expires in a different year. With the exception of the Chairman & Chief Executive Officer (Mr. Taylor), all directors are independent as defined in the New York Stock Exchange listing standards. The Nominating Committee recommended to the Board of Directors that Anthony L. Soave stand for election as a Class III director to serve until the 2018 Annual Meeting. The Board has put forth the slate of nominees consisting of Anthony L. Soave to stand for election at the 2015 Annual Meeting. Mr. Soave is a current director of the Company. Mr. Soave has consented to serve as director if elected.

In the unexpected event that the nominee for director becomes unable to serve before the Annual Meeting, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee as may be appointed by the Company's existing Board of Directors, as recommended by the Nominating Committee. The following is a brief description of the business experience of the nominee for at least the past five years.

Anthony L. Soave
Mr. Soave is Chairman, Chief Executive Officer and founder of Soave Enterprises LLC, a privately held, Detroit-headquartered company comprised of numerous holdings in the real estate development, environmental and industrial services, metals recycling, agriculture, and automotive retailing industries, among others. From 1974 to 1998, he served as President and Chief Executive Officer of Detroit-based City Management Corporation, which he founded. Mr. Soave, who is 75 years old, became a director of the Company in 1994. Mr. Soave serves on the following committees: Compensation, Nominating, and Corporate Governance. Mr. Soave possesses particular knowledge and experience in sales, distribution and leadership in diversified businesses that enhances the Board of Director's overall qualifications. Mr. Soave's experiences in building businesses from the ground up contribute to the dynamic of Titan's entrepreneurial spirit. Mr. Soave's operational and distribution background further assist with the Company's direction.

PROPOSAL #2 - Ratification of Independent Registered Public
Accounting Firm of Grant Thornton LLP

The Board of Directors recommends that stockholders vote FOR the selection of the independent registered public accounting firm, Grant Thornton LLP, to audit the consolidated financial statements of the Company and its subsidiaries for 2015.

Grant Thornton LLP has served the Company as the independent registered public accounting firm during the year ended December 31, 2014, and has been selected by the Audit Committee to serve as the independent registered public accounting firm for the present year of 2015. If stockholders fail to ratify the selection of Grant Thornton LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the 2016 audit year. Grant Thornton LLP has served the Company since 2012.

A representative from Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders in attendance.

PROPOSAL #3 - Approval of the Reincorporation of the Company from the State of Illinois to the
State of Delaware

The Board of Directors recommends that stockholders vote FOR the approval of the reincorporation of the Company from the state of Illinois to the state of Delaware.

In this section of the Proxy Statement, we sometimes refer to the Company as an Illinois corporation before reincorporation as “Titan (Illinois)” and the Company as a Delaware corporation after the reincorporation as “Titan (Delaware).”

The Board has unanimously approved and recommends to our shareholders this proposal to change the Company’s state of incorporation from Illinois to Delaware (the “Reincorporation”). If our shareholders approve this proposal, we will accomplish the Reincorporation by merging the Company into a newly-formed subsidiary which is a Delaware corporation, and which would be the survivor of the merger (the “Reincorporation Merger”).
Summary
Assuming that shareholder approval of this proposal is obtained and the Reincorporation becomes effective:

•
the affairs of the Company will cease to be governed by Illinois corporation laws, the affairs of the Company will become subject to Delaware corporation laws, and the Company’s existing Amended and Restated Articles of Incorporation (the “Illinois Articles of Incorporation”) and existing Restated By-Laws (the “Illinois By-laws”) will be replaced by a new certificate of incorporation and new by-laws, as more fully described below;

•
the separate corporate existence of Titan (Illinois) will cease and (i) Titan (Delaware) will continue in existence as the surviving corporation and will succeed to and possess all rights, privileges, powers and franchises of Titan (Illinois), (ii) all of the assets and property of whatever kind and character of Titan (Illinois) will vest in Titan Delaware, and (iii) Titan (Delaware) will be liable for all of the liabilities and obligations of Titan (Illinois), and any claim or judgment against Titan (Illinois) may be enforced against Titan (Delaware), as the surviving corporation;

•
each outstanding share of Titan (Illinois) common stock, no par value, will be converted into one outstanding share of Titan (Delaware) common stock, par value $0.00001 per share and each outstanding option, warrant or other right to acquire shares of Titan (Illinois) common stock will continue as an outstanding option, warrant or other right to acquire shares of Titan (Delaware) common stock;

•	each director or officer of Titan (Illinois) will continue to hold his respective office with Titan (Delaware); and

•
those shareholders who do not vote in favor of the Reincorporation may dissent and obtain payment for the “estimated fair value” of their shares under Illinois law, subject to compliance with the procedures explained under “Dissenters’ and Appraisal Rights Relating to the Reincorporation” below.

General Information
The Board has approved an agreement and plan of merger substantially in the form attached as Appendix A to this Proxy Statement (the “Reincorporation Merger Agreement”) to accomplish the Reincorporation. This proposal will require the approval of the affirmative vote of holders of two-thirds of the outstanding shares of the Company entitled to vote on the proposal. Those shares present in person or represented by proxy, representing common stock outstanding at the close of business on the record date, will be entitled to vote on the proposal. Assuming that shareholder approval of this proposal is obtained, the Company intends to file with the Illinois Secretary of State articles of merger (the “Illinois Articles of Merger”) and intends to file with the Delaware Secretary of State (i) a certificate of merger (the “Delaware Certificate of Merger”) and (ii) an amended and restated certificate of incorporation, which will govern the Company as a Delaware corporation, substantially in the form attached as Annex A to the Reincorporation Merger Agreement (the “Delaware Certificate of Incorporation”). In addition, assuming that shareholder approval of this proposal is obtained and the Illinois Articles of Merger, Delaware Certificate of Merger and Delaware Certificate of Incorporation are filed, the by-laws substantially in the form of Appendix B to this Proxy Statement will be the by-laws for Titan (Delaware) (the “Delaware By-laws”). Upon approval of the Reincorporation and the filing and effectiveness of the appropriate documents with the State of Illinois and the State of Delaware, the Company will be a Delaware corporation governed by Delaware law, the Delaware Certificate of Incorporation and the Delaware By-laws.

There will be no interruption in the trading of the shares of the Company’s common stock as a result of the Reincorporation. Titan (Delaware)’s common stock will continue to trade on the New York Stock Exchange under the same symbol, “TWI.” Titan (Delaware) will continue to file periodic reports and other documents as and to the extent required by the rules and regulations of the SEC. Shareholders who own shares of Titan (Illinois) common stock that are freely tradable prior to the Reincorporation will continue to have freely tradable shares in Titan (Delaware) after the Reincorporation, and shareholders holding restricted shares of Titan (Illinois) common stock prior to the Reincorporation will continue to hold shares in Titan (Delaware) after the Reincorporation subject to the same restrictions on transfer. In summary, the Reincorporation will not change the respective positions of the Company or its shareholders under federal securities laws or stock exchange rules.
Reasons for the Reincorporation
For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have initially chosen Delaware, or chosen to reincorporate in Delaware, in a manner similar to that being proposed by the Company. We believe the principal reasons for considering the Reincorporation are:

•
the development in Delaware over the last century of a well-established body of case law construing the Delaware General Corporation Law (as amended, “DGCL”), which provides businesses with a greater measure of predictability than exists in any other jurisdiction;

•
the certainty afforded by the well-established principles of corporate governance under Delaware law are of benefit to Titan (Illinois) and its shareholders and should assist Titan (Illinois) in its ability to continue to attract and retain outstanding directors and officers;

•	the DGCL itself, which is updated annually to reflect business needs and developments, is generally acknowledged to be the most advanced and flexible corporate statute in the country;

•
the Delaware Court of Chancery, which brings to its handling of complex corporate issues a level of experience, a speed of decision and a degree of sophistication and understanding unmatched by any other court in the country, and the Delaware Supreme Court, the only appeals court, which is highly regarded and has demonstrated its willingness to schedule and rule on business matters on an expedited schedule where prompt resolution is important to the business needs of the parties involved;

•
the Delaware General Assembly, to meet changing business needs, considers and adopts annually statutory amendments to the DGCL that have been proposed by the Corporation Law Section of the Delaware bar; and

•
the Delaware Division of Corporations, which is open from 8 am to 12 pm Monday-Friday to accept corporate filings, has a procedure for “preclearance” of corporate filings and offers same day, 2 hour, 1 hour and half hour processing of corporate filings, thus allowing prompt and efficient evidence of filings and certifications to be obtained to facilitate business and transactional needs, and also has a procedure to accommodate closings occurring in international time zones outside of normal business hours or on weekends or holidays.

Changes as a Result of Reincorporation
If this proposal is approved, the Reincorporation will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described below in the section entitled “Rights of our Shareholders Prior to and After the Reincorporation from Illinois to Delaware.” The Reincorporation is not expected to affect any of the Company’s material contracts with any third parties, and the Company’s rights and obligations under such material contracts will continue as rights and obligations of Titan (Delaware). The Reincorporation itself will not result in any change in the Company’s business, jobs, management, number of employees, assets, liabilities or net worth (other than transaction costs incident to the Reincorporation). Further, the directors and officers of Titan (Illinois) immediately prior to the Reincorporation will continue as the directors and officers of Titan (Delaware) immediately after the Reincorporation, and the subsidiaries of Titan (Illinois) immediately prior to the Reincorporation will continue as the subsidiaries of Titan (Delaware) immediately after the Reincorporation.

The Reincorporation Merger Agreement
The Reincorporation will be effected pursuant to the Reincorporation Merger Agreement to be adopted by Titan (Illinois) and Titan (Delaware). The Reincorporation Merger Agreement provides that Titan (Illinois) will merge with and into its newly-formed subsidiary, Titan (Delaware), and will be subject to all of the provisions of the DGCL. By virtue of the Reincorporation Merger, Titan (Delaware) will continue in existence as the surviving corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of Titan (Illinois), and all of the assets and property of whatever kind and character of Titan (Illinois) shall vest in Titan (Delaware), as the surviving corporation; Titan (Delaware), as the surviving corporation, will be liable for all of the liabilities and obligations of Titan (Illinois); and any claim or judgment against Titan (Illinois) may be enforced against Titan (Delaware), as the surviving corporation. Each director and officer of Titan (Illinois) will continue to hold his respective office with Titan (Delaware).
If this proposal is approved by our shareholders, the Reincorporation would become effective upon the filing (and acceptance thereof by the Illinois Secretary of State and the Delaware Secretary of State, as applicable) and effectiveness of the Illinois Articles of Merger and the Delaware Certificate of Merger. If this proposal is approved by shareholders, it is anticipated that the Board will cause the Reincorporation to be effected as soon as practicable thereafter. However, the Reincorporation Merger Agreement may be terminated and the merger abandoned by the action of the Board of either Titan (Delaware) or Titan (Illinois) at any time prior to the effective time of the Reincorporation, whether before or after approval by the Company’s shareholders, for any reason whatsoever.
If this proposal is approved, Company shareholders will not be required to exchange their Titan (Illinois) stock certificates for new Titan (Delaware) stock certificates. Rather, following the effective time of the Reincorporation, Titan (Illinois) stock certificates will represent the same number of shares of Titan (Delaware) stock until submitted to the Company for transfer, whether pursuant to a sale or otherwise, and thereupon will be exchanged for Titan (Delaware) stock certificates. Shareholders of the Company should not destroy any stock certificate(s) and should not submit any certificate(s) to the Company unless and until requested to do so.
Effect of Vote for the Reincorporation
A vote in favor of the Reincorporation is a vote in favor of the Reincorporation Merger Agreement, the Illinois Articles of Merger, the Delaware Certificate of Merger, the Delaware Certificate of Incorporation, and the Delaware By-laws.
Effect of Not Obtaining the Required Vote for Approval
If we fail to obtain the requisite vote of shareholders for approval of this proposal, the Reincorporation will not be consummated and the Company will continue to be incorporated in Illinois and governed by the Illinois Business Corporation Act of 1983 (as amended, the “IBCA”), the Illinois Articles of Incorporation and the Illinois By-laws.
Description of the Company’s Capital Stock upon the Effectiveness of the Reincorporation
Assuming that this proposal is approved by our shareholders and the Reincorporation becomes effective, the Company will merge into Titan (Delaware), which is a newly formed wholly owned subsidiary of the Company incorporated in the State of Delaware formed solely for purposes of effecting the Reincorporation, and which will be the surviving corporation. The rights of the stockholders of Titan (Delaware) will generally be governed by Delaware law, the Delaware Certificate of Incorporation and the Delaware By-laws. The following is a description of the capital stock of Titan (Delaware) upon the effectiveness of the Reincorporation. This description is not intended to be complete and is qualified in its entirety by reference to Delaware law, including the DGCL, and the full texts of the Delaware Certificate of Incorporation, a copy of which is attached as Annex A to the Reincorporation Merger Agreement attached as Appendix A to this Proxy Statement, and the Delaware By-laws, a copy of which is attached as Appendix B to this Proxy Statement.
General
The authorized capital stock of Titan (Illinois) consists of 120,000,000 shares of common stock, no par value, and 4,000,000 shares of preferred stock, no par value. Upon the effectiveness of the Reincorporation, the number of shares of authorized capital stock of Titan (Delaware) will continue to be 120,000,000 shares of common stock and 4,000,000 shares of preferred stock. However, Titan (Delaware)’s common stock and preferred stock will have a par value of $0.0001 per share, which is the lowest par value permitted in Delaware, rather than no par value as is the case with respect to Titan (Illinois). This change is being made to avoid the significantly higher Delaware filing fee for charters authorizing shares with no par value, and will have no material impact upon Titan (Delaware)’s financial statements.

Common Stock
Dividends; Liquidation. Subject to the preferences of any outstanding shares of preferred stock, holders of common stock of Titan (Delaware) will have equal ratable rights to dividends (payable in cash, stock or otherwise) out of funds legally available for that purpose, when and if dividends are declared by the Board of Titan (Delaware). Holders of common stock are entitled to share ratably, as a single class, in all of Titan (Delaware)’s assets available for distribution to holders of shares of common stock upon Titan (Delaware)’s liquidation or dissolution or the winding up of Titan (Delaware)’s affairs, after payment of Titan (Delaware)’s liabilities and any amounts to holders of outstanding shares of preferred stock.
Voting Rights. Generally, holders of Titan (Delaware)’s common stock will vote together as a single class on every matter acted upon by the stockholders. Holders of Titan (Delaware) common stock will be entitled to one vote per share on all matters submitted to a vote of stockholders. Stockholders will not be entitled to cumulate votes in voting for directors. A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, will constitute a quorum at any meeting of stockholders. If a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote on a matter will be the act of the stockholders, unless the vote of a minimum or other number or amount is provided for such matter by the DGCL, the Delaware Certificate of Incorporation or the Delaware By-laws or the rules and regulations of any stock exchange or other regulatory body, in which case such minimum or other vote will be the required vote of stockholders on such matter. Except as otherwise provided by law, or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series and/or class of preferred stock, the holders of Titan (Delaware) common stock have the exclusive right to vote for the election of directors and for all other purposes, and holders of preferred stock are not entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
Other. The holders of Titan (Delaware) common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights and preferences of holders of common stock are subject to the rights of any series of preferred stock that Titan (Delaware) may issue.
Preferred Stock
By resolution of the Board, Titan (Delaware) may, without any further vote by its stockholders, authorize and issue an aggregate of 4,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series and/or classes. The Board may by resolution fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualification, limitations or restrictions thereof, of any unissued series and/or class of preferred stock, and may fix the number of shares constituting such series and/or class, and may increase or decrease the number of shares of any such series and/or class (but not below the number of shares thereof then outstanding). The authority of the Board to issue preferred shares without the additional approval of the stockholders could have a possible anti-takeover effect, which we describe in more detail below in the section entitled “Possible Anti-Takeover Effect of Provisions - Authorized Preferred Shares.”
The Charters and By-laws and of Titan (Delaware) and Titan (Illinois)
The provisions of the Delaware Certificate of Incorporation and the Delaware By-laws are substantially similar in substance to those of the Illinois Articles of Incorporation and Illinois By-laws. The differences in Delaware as compared to Illinois include, but are not limited to, the following: (i) the elimination of the presumption of assent to any action the Board takes, by directors who are present at a meeting unless the director’s dissent is entered in the minutes of the meeting or the director files a written dissent to such action; and (ii) the expansion of the powers which the Board may in its discretion grant to each Board committee.
In addition, the proposed Reincorporation includes the implementation of certain other provisions in the Delaware Certificate of Incorporation and the Delaware By-laws that are different from the Illinois Articles of Incorporation and Illinois By-laws. For a discussion of such changes, see “Rights of our Shareholders Prior to and After the Reincorporation from Illinois to Delaware.” The discussion of the Delaware Certificate of Incorporation and the Delaware By-laws is qualified by reference to the provisions of the DGCL, and the Delaware Certificate of Incorporation, copies of which are attached as Annex A to the Reincorporation Merger Agreement, and as Appendix A to this Proxy Statement, and the Delaware By-laws, a copy of which is attached as Appendix B to this Proxy Statement. In addition, Titan (Delaware) could implement certain other changes in the future by amending the Delaware Certificate of Incorporation or the Delaware By-laws.

Limitation of Director Liability and Indemnification
Illinois and Delaware have similar laws relating to indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty except where such liability is based on:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Illinois By-laws indemnify directors and officers, where the person seeking indemnification acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful, to the extent permitted by the IBCA. The Illinois By-laws also provide that the Company shall provide broad indemnification generally extending to any person who was or is a director or officer of the Company, and may indemnify any person who is or was an employee or agent of the corporation, or is or was an employee of the corporation serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, or other enterprise, to the extent and under the circumstances provided above with respect to a person who is or was a director or officer of the corporation. The right of indemnification includes the right to be paid by the Company for expenses incurred in defending proceedings.
The indemnification provisions of the Delaware By-laws are substantially identical to those contained in the Illinois By-laws. However, the Delaware By-laws contain an additional provision which permits a committee of the Board to make a determination that indemnification is proper, and eliminate the requirement that the corporation shall report any indemnification or advance in writing to the shareholders with or before the notice of the next stockholders’ meeting.
Employee Benefit Plans
All of Titan (Illinois)’s employee benefit plans (including stock option and other equity-based plans) would be continued by Titan (Delaware), and each stock option and other equity-based award issued and outstanding pursuant to such plans would automatically be converted into a stock option or other equity-based award with respect to the same number of shares of Titan (Delaware), upon the same terms and subject to the same conditions as set forth in the applicable plan under which the award was granted and in the agreement reflecting the award. Approval of the Reincorporation would constitute approval of the assumption of these plans by Titan (Delaware). Assuming the Reincorporation is approved, Titan (Delaware) would continue Titan (Illinois)’s other employee benefit arrangements upon the terms and subject to the conditions currently in effect.
Dissenters’ or Appraisal Rights Relating to the Reincorporation
Under Illinois law, Company shareholders who do not vote in favor of the Reincorporation and who follow certain other procedures summarized below will have the right to dissent from the Reincorporation Merger which effectuates the Reincorporation and obtain payment for their shares in the form of cash in the event of the completion of the Reincorporation. The following is a summary of the provisions of the IBCA, which specify the procedures which must be followed by any shareholder, and is qualified by reference to the provisions of Section 11.70 of the IBCA, which is attached as Appendix C to this Proxy Statement. If you are considering exercising your dissenters’ rights, you should carefully review the following discussion and Appendix C. Because of the complexity of the procedure established for exercising dissenters’ rights, the Company encourages you to consult an attorney before electing or attempting to exercise these rights. In the following discussion, “Company” means Titan (Illinois) prior to the effectiveness of the Reincorporation Merger, and thereafter means Titan (Delaware).
Under the IBCA, all shareholders entitled to dissenters’ rights must be notified of that fact and the procedure to dissent in the meeting notice relating to the transaction with respect to which they are entitled to assert dissenters’ rights. This Proxy Statement constitutes that notice. Because the Company has furnished to shareholders in this Proxy Statement material information with respect to the Reincorporation, including the merger of Titan (Illinois) into Titan (Delaware), that will objectively enable a shareholder to evaluate the Reincorporation, to vote on the proposal and to determine whether or not to exercise dissenters’ rights, a shareholder may assert these rights only if (i) prior to the vote on the Reincorporation, including the Reincorporation Merger, at the Annual Meeting, the shareholder delivers to the Company a written demand for payment for his or her shares in the event the Reincorporation Merger is completed, and (ii) the shareholder does not vote in favor of the Reincorporation, including the Reincorporation Merger Agreement.

If a shareholder votes in favor of the Reincorporation, the shareholder will not be entitled to dissent and obtain payment for his or her shares, and a vote against the Reincorporation will not satisfy the above requirement that a written demand for payment be delivered to the Company before the vote on Reincorporation. Failure to vote against the approval of the Reincorporation will not waive a shareholder’s dissenters’ rights, provided that the shareholder has not voted in favor of the Reincorporation and provided, further, that the shareholder has complied in all other respects with the IBCA in preserving the shareholder’s dissenters’ rights.
Within the later of (i) 10 days after the Reincorporation is completed or (ii) 30 days after the shareholder delivers to the Company his or her written demand for payment, the Company will send to each shareholder delivering such a written demand (a “dissenting shareholder”) a statement setting forth the Company’s opinion as to the estimated fair value of such shareholder’s shares (a “statement of value”), the Company’s balance sheet as of the end of its fiscal year ended December 31, 2014, its income statement for its fiscal year ended December 31, 2014, and its latest interim financial statements, together with either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the Company of the certificate or certificates or other evidence of ownership with respect to such shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the Company’s statement to the shareholder. The Company may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. Because the shares of the Company’s common stock are presently traded on the NYSE, the Company anticipates that there will be such a public market for the shares of Titan (Delaware)’s common stock, which will be listed on the NYSE.
If the dissenting shareholder does not sell his or her shares within such 10 day period after being so instructed by the Company, he or she shall be deemed to have sold these shares at the average closing price of such shares during such 10 day period.
A shareholder who makes such written demand for payment retains all other rights of a shareholder until those rights are cancelled or modified by the completion of the Reincorporation. Upon completion of the Reincorporation, the Company will pay each dissenting shareholder who transmits to it the certificate or other evidence of ownership of the shares the amount the Company estimates to be the fair value of such shares, plus accrued interest, accompanied by a written explanation of how such interest was calculated.
If the dissenting shareholder does not agree with the Company’s opinion as to the estimated fair value of the shares or the amount of interest due and wishes to preserve dissenters’ rights, the dissenting shareholder shall, within 30 days from the Company’s delivery to the dissenting shareholder of the statement of value, notify the Company of the dissenting shareholder’s estimate of fair value and amount of interest due and demand payment for the difference between the dissenting shareholder’s estimate of fair value and interest due and the amount of the payment by the Company or the proceeds of sale by the dissenting shareholder, whichever amount is applicable.
If the Company and the dissenting shareholder are unable to agree on the fair value and interest due with respect to the shares within 60 days of delivery to the Company of the shareholder’s notice of estimated fair value and interest due, the Company shall either pay the difference in value demanded by the dissenting shareholder, with interest, or file a petition in the Circuit Court of the Eighth Judicial Circuit, Adams County, Illinois. The Company shall make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to the proceeding as an action against their shares, and shall serve all parties with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as required by law. If the Company does not commence such an action, dissenting shareholders can commence an action as otherwise permitted by law.
The jurisdiction of the court in which the proceeding is commenced under the foregoing paragraph by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. “Fair value” means the proportionate interest of the shareholder in the Company, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the Reincorporation, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.
Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court determines that the fair value of his or her shares, plus interest, exceeds the amount paid by the Company or the proceeds of sale by the shareholder, whichever amount is applicable.

The court, in such a proceeding, shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court, but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the Company estimated to be the fair value of the shares, or if no estimate was made, then all or any part of such expenses may be assessed against the Company. If the amount which any dissenting shareholder estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenting shareholder. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable. Specifically, the court may assess fees and expenses of counsel and experts against the Company and in favor of any or all dissenters, if the court finds that the Company did not substantially comply with the requirements of the statute. Additionally, the court may assess fees and expenses of counsel and experts against either the Company or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the statute. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and that the fees for those services should not be assessed against the Company, the court may award reasonable fees to that counsel to be paid out of the amounts awarded to the benefited dissenting shareholders.
Delaware Business Combination Statute
Like Illinois, Delaware has a “business combination” statute that is applicable to publicly traded corporations incorporated in that State that do not opt out of its provisions. The Delaware business combination statute is similar to the Illinois business combination statute currently applicable to the Company. Delaware’s business combination statute provides that an “interested stockholder,” defined as a person who owns 15% or more of the outstanding voting stock of a corporation or a person who is an associate or affiliate of the corporation and, within the preceding three-year period, owned 15% or more of the outstanding voting stock, may not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder without obtaining the approval of the holders of 66 2/3% of the voting stock not held by the interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other shareholders. Titan (Delaware) may amend its certificate of incorporation in the future to no longer be governed by the business combination statute. Because Titan (Delaware) has not elected to opt-out of this provision, the provision might discourage takeover attempts that might result in a premium over the market price for shares of Titan (Delaware)’s common stock.
Transfer Agent
Computershare, the transfer agent for Titan (Illinois)’ common stock will serve as the transfer agent for Titan (Delaware)’s common stock.
Market Listing
Titan (Delaware)’s common stock will trade on the New York Stock Exchange under the same symbol as Titan (Illinois)’ common stock, “TWI.”
Certain Federal Income Tax Consequence
THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE REINCORPORATION’S POTENTIAL TAX EFFECTS. HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REINCORPORATION AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.
The Company believes that the Reincorporation will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Reincorporation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and subject to the qualifications and assumptions described in this Proxy Statement:

(i)	holders of Titan (Illinois) common stock will not recognize any gain or loss as a result of the consummation of the Reincorporation;

(ii)
the aggregate tax basis of shares of Titan (Delaware)’s common stock received in the Reincorporation will be equal to the aggregate tax basis of the shares of Titan (Illinois) common stock converted therefor; and

(iii)	the holding period of the shares of Titan (Delaware)’s common stock received in the Reincorporation will include the holding period of the shares of Titan (Illinois) common stock converted therefor.

The Company does not intend to request a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reincorporation.
If the Reincorporation fails to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code or otherwise as a tax-free reorganization, shareholders of Titan (Delaware) would recognize gain or loss with respect to each share of Titan (Illinois) common stock deemed to have been exchanged pursuant to the Reincorporation equal to the difference between the shareholder’s basis in such Titan (Illinois) shares and the fair market value of the Titan (Delaware) capital stock received in exchange therefor. In a taxable transaction, a shareholder’s aggregate basis in the Titan (Delaware) capital stock so received would equal the stock’s fair market value, and the shareholder’s holding period for such stock would begin the day of the Reincorporation.
Accounting Treatment
We expect that the Reincorporation will have no material effect from an accounting perspective because there is no change in the entity as a result of the Reincorporation. As such, the financial statements of Titan (Illinois) previously filed with the SEC will remain the financial statements of Titan (Delaware) following the Reincorporation.
Rights of our Shareholders Prior to and After the Reincorporation from Illinois to Delaware
The rights of Titan (Illinois) shareholders are currently governed by the IBCA and common law, the Illinois Articles of Incorporation, and the Illinois By-laws. The rights of Titan (Delaware)’s stockholders after the completion of the Reincorporation will be governed by Delaware law, principally the DGCL, the Delaware Certificate of Incorporation and the Delaware By-laws. As a result of the differences between the IBCA and the DGCL and between Titan (Illinois)’ and Titan (Delaware)’s governing documents, certain of your rights as a Titan (Delaware) stockholder will vary in some respects from your current rights as a Titan (Illinois) shareholder.
It is not practical to summarize in this Proxy Statement all of the differences between the DGCL and the IBCA or between the Delaware Certificate of Incorporation and the Delaware By-laws, on the one hand, and the Illinois Articles of Incorporation and Illinois By-laws, on the other. Instead, this section summarizes some of the material differences and describes how those differences may affect the rights and interests of shareholders of Titan (Illinois).
For a description of the capital stock of Titan (Delaware) see “Description of the Company’s Capital Stock upon the Effectiveness of the Reincorporation.” You should also refer to the IBCA and the DGCL, as well as the Illinois Articles of Incorporation and Illinois By-laws and the Delaware Certificate of Incorporation and the Delaware By-laws to be in effect immediately upon the effectiveness of the Reincorporation. The Delaware Certificate of Incorporation is attached as Annex A to the Reincorporation Merger Agreement attached as Appendix A to this Proxy Statement, and the Delaware By-laws are attached as Appendix B to this Proxy Statement. The Illinois Articles of Incorporation have been filed as an exhibit to Titan (Illinois)’ Form 10-Q for the quarterly period ended September 30, 2010 and the Illinois By-laws have been filed as an exhibit to Titan (Illinois)’ Form 10-K for the year ended December 31, 2014 and are incorporated herein by reference. See “Where You Can Find More Information.”
Amount and Classification of Share Capital
Titan (Illinois)
The authorized common stock of Titan (Illinois) consists of (i) 120,000,000 shares of common stock, no par value, and (ii) 4,000,000 preferred shares, no par value. As of April 24, 2015, Titan (Illinois) had outstanding (i) 53,779,842 common shares, no par value, and (ii) no shares of preferred stock, no par value.

Titan (Delaware)
Upon the effectiveness of the Reincorporation, the authorized capital stock of Titan (Delaware) will consist of (i) 120,000,000 shares of common stock, par value $0.00001 per share, and (ii) 4,000,000 shares of preferred stock, $0.00001par value per share.
Upon the effectiveness of the Reincorporation, the total number of outstanding shares of Titan (Delaware) common stock is estimated to be approximately 53,779,842 (based on the number of shares of Titan (Illinois) common stock outstanding as of April 24, 2015), and no shares of preferred stock will be outstanding.
Number of Directors; Term of Office
Titan (Illinois)
Under the IBCA, the number of directors is fixed by the by-laws, or absent such provision, by the articles of incorporation or by resolution of the incorporator in the organizational minutes, and may provide for a range by prescribing a minimum and maximum (which may not exceed the minimum by more than five). The IBCA provides, if a corporation has six (6) or more directors, that the articles of incorporation or by-laws may provide that such directors can be divided into either two or three classes, each class to be as nearly equal in number as is possible.
The Illinois By-laws provide that the number of directors shall be determined from time to time by the Board, but the number of directors shall be not less than five (5) nor more than nine (9). The term of office of each director is three (3) years, and as nearly as practicable, taking into account the increases or decreases in the number of directors constituting the board of directors, one-third of the board of directors is to be elected each year at the annual meeting. In the event of a change in the number of directors, the resolution effecting such change shall specify the years in which the terms of the directorships thereby created will first expire.
Titan (Delaware)
The DGCL provides that a corporation’s board of directors must consist of one or more members, with the number fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number, in which case a change in the number of directors shall be made only by amendment of the certificate.
The Delaware By-laws similar to the Illinois By-laws provide that the number of directors shall be determined from time to time by the Board, but the number of directors shall be not less than five (5) nor more than nine (9). The board of directors shall be divided into three classes, the term of office of each director shall be three (3) years, and as nearly as practicable, taking into account the increases or decreases in the number of directors constituting the board of directors, one-third of the board of directors shall be elected each year at the annual meeting. The board of directors may assign directors into the initial classes of directors. In the event of a change in the number of directors, the resolution effecting such change shall specify the class of directors to which such change will apply and the years in which the terms of the directorship or directorships thereby created shall first expire. The board of directors may assign any director appointed by them to fill a newly created directorship to an initial class.
Effect of Approval of Proposal #5 [Shareholder Proposal to Declassify the Board]
In the event that Proposal #5 [Shareholder Proposal to Declassify the Board] is approved, the Illinois By-laws (if the Reincorporation is not approved) or the Delaware By-laws (if the Reincorporation is approved), as the case may be, will be modified to require that all directors elected at or after the annual meeting held in 2016 be elected on an annual basis.
Dividends/Distributions
Titan (Illinois)
Under Illinois law, a corporation may not make any distribution to shareholders if, after giving effect to the distribution:

•	the corporation would be insolvent; or

•
the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated.

Titan (Delaware)
Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.
Action by Written Consent of Shareholders
Titan (Illinois)
The IBCA allows shareholders to take action by unanimous written consent of all shareholders entitled to vote with respect to the subject matter or by signed written consent of the holders of shares having not less than the minimum number of votes necessary to take action at a meeting in which all shares entitled to vote on the matter were present and voting, unless such right is denied by the articles of incorporation. The Illinois Articles of Incorporation do not deny such right. The IBCA provides for at least 5 days’ advance notice of the action contemplated (unless it will be unanimous) and prompt notice afterwards to non-consenting shareholders of the action taken without a meeting. The Illinois By-laws also provide for advance notice and other requirements in connection with shareholder action by written consent.
Titan (Delaware)
The DGCL also provides that stockholders may take action by unanimous written consent or by consent of the holders of shares having not less than the minimum number of votes necessary to take action at a meeting in which all shares entitled to vote on the matter were present and voting, unless such right is denied by the certificate of incorporation. The Delaware Certificate of Incorporation does not deny such right. If action is taken by less than unanimous written consent, the DGCL requires prompt notice afterwards to non-consenting holders of the action taken, and the Delaware By-laws contain provisions identical to those in the Illinois By-laws providing for advance notice and other requirements in connection with stockholder action by written consent.
Revocability of Proxies
Titan (Illinois)
Under the IBCA, a duly executed proxy is revocable unless it conspicuously states that it is irrevocable and the appointment is coupled with an interest.
Titan (Delaware)
Under the DGCL, a duly executed proxy is irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
Quorum
Titan (Illinois)
The Illinois By-laws provide that a majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of such matter at a meeting of shareholders, but in no event shall a quorum consist of less than one third of the outstanding shares entitled so to vote. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter is the act of the shareholders, unless the vote of a greater number or voting by classes is required by law or Titan (Illinois)’ governance documents.

Titan (Delaware)
Similarly, the Delaware By-laws provide that a majority in voting power of the outstanding shares, represented in person or by proxy, constitutes a quorum at a meeting of stockholders. If a quorum is present, the affirmative vote of the majority in voting power of the shares represented at the meeting and entitled to vote on a matter shall be the act of the stockholders, unless the vote of a minimum or other number or amount is provided for such matter by law or Titan (Delaware)’s governance documents or the rules of any stock exchange on which Titan (Delaware)’s stock is traded, in which case such minimum or other vote will be the required vote on the matter.
Election, Removal and Vacancies of Directors
Titan (Illinois)
Under the IBCA, shareholders are entitled to cumulative voting rights in the election of directors unless otherwise provided in the corporation’s articles of incorporation. The Illinois Articles of Incorporation provide that no holder of any shares of any class of stock shall be entitled to cumulative voting rights in the election of the directors.
Illinois provides for a “majority voting” system for the election of directors. Accordingly, the affirmative vote of a majority of the shares of Titan (Illinois)’ common stock represented in person or by proxy and entitled to vote is required to elect a director of Titan (Illinois).
Under the IBCA and the Illinois By-laws, a Titan (Illinois) director may be removed, with or without cause, by the approval of a majority of the outstanding shares of the class that elected such director. Removal may only occur at a meeting of shareholders pursuant to a notice that states that the purpose of the meeting is to vote upon the removal of one or more directors named in the notice and only the named directors may be removed at the meeting. The Illinois By-laws provide that any vacancy occurring in the Board, including a vacancy occurring as a result of the removal of a director, and any directorship to be filled by reason of an increase in the number of directors, may be filled by election by the shareholders at an annual meeting or at a special meeting called for that purpose; provided, however, that vacancies occurring between meetings of shareholders by reason of an increase in the number of directors or otherwise, may be filled by the Board.
Titan (Delaware)
Under the DGCL, cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation. The affirmative vote of a majority of the shares of Titan (Delaware)’s common stock represented in person or by proxy and entitled to vote is required to elect a director of Titan (Delaware).
Under the DGCL, any director or the entire Board may be removed, with or without cause, by the approval of a majority of the shares then entitled to vote at an election of directors. If a director is elected by a class or series of shares, he may be removed without cause only by stockholders of that class or series. Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office unless otherwise provided in the certificate of incorporation or by-laws and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. As with the Illinois By-laws, the Delaware Certificate of Incorporation and By-laws provide that a director may be removed, with or without cause, by the approval of a majority of the outstanding shares of the class that elected such director. As with the Illinois By-laws, the Delaware By-laws provide that removal may only occur at a meeting of stockholders pursuant to a notice that states that the purpose of the meeting is to vote upon the removal of one or more directors named in the notice and only the named directors may be removed at the meeting. Any vacancy occurring in the Board, including a vacancy occurring as a result of the removal of a director, and any directorship to be filled by reason of an increase in the number of directors, may be filled by election by the stockholders at an annual meeting or at a special meeting called for that purpose; provided, however, that vacancies occurring between meetings of stockholders by reason of an increase in the number of directors or otherwise, may be filled by the Board.
Director Duties
The fiduciary duties of directors under Delaware law are generally similar to the duties prescribed under Illinois law. Unlike the IBCA, however, the DGCL does not include a provision specifically permitting directors, in discharging their duties, to consider the effects of any action (including, without limitation, actions that may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers and customers of the corporation or its subsidiaries, and upon communities in which offices or other establishments of the corporation or its subsidiaries are located. To the contrary, Delaware case law permits directors to consider the interests of constituencies other than stockholders only where the interests of those constituencies are coextensive with the interests of stockholders.

Indemnification and Limitation of Monetary Liability For Breach of Fiduciary Duty
Illinois and Delaware have similar laws relating to indemnification by a corporation of its officers, directors, employees and other agents. In addition, the laws of both states permit corporations to include a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary except where such liability is based on:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Titan (Illinois)
The Illinois Articles of Incorporation provide for indemnification of directors and officers to the fullest extent permitted by law. The Illinois By-laws provide indemnification for directors and officers, where the person seeking indemnification acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful, to the extent permitted by the IBCA. The Illinois By-laws also provide that the Company shall provide broad indemnification generally extending to any person who was or is a director or officer of the Company. In addition, the Company may indemnify any person who is or was an employee or agent of the corporation, or is or was an employee of the corporation serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, or other enterprise, to the same extent and under similar circumstances provided above with respect to a person who is or was a director or officer of the corporation. The right of indemnification includes the right to be paid by the Company the expenses incurred in defending proceedings.
Titan (Delaware)
The indemnification provisions of the Delaware By-laws are substantially identical to those contained in the Illinois By-laws. However, the Delaware By-laws contain an additional provision tracking the applicable provisions of the DGCL which permits a committee of the Board to make a determination that the standard of conduct required for indemnification has been met, and omits the requirement in the Illinois By-laws that the corporation must report any indemnification or advance to the shareholders, in writing, with or before the notice of the next shareholders’ meeting
Stock Repurchases or Redemptions
Titan (Illinois)
Under the IBCA, a corporation may repurchase or redeem its shares, unless after giving effect to the repurchase or redemption the corporation would be insolvent or the net assets of the corporation would be less than zero or less than the maximum amount then payable to shareholders having preferential rights in liquidation if the corporation were then liquidated.
Titan (Delaware)
The DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation (with certain exceptions). In addition, under the DGCL, a corporation may redeem some or all of its shares only if their redemption is authorized in its certificate of incorporation. However, a corporation may repurchase some or all of its shares regardless of whether the repurchase is authorized in the certificate of incorporation.
Annual Meetings of Shareholders
Titan (Illinois)
The Illinois By-laws provide that the annual meeting of the shareholders shall be held on the second Tuesday of the fifth calendar month after the end of the corporation’s fiscal year at the hour of 10:00 A.M., or at such other date and time as the Board by resolution may provide, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

Titan (Delaware)
The provision of the Delaware By-laws regarding the annual meeting of stockholders is substantially identical to that in the Illinois By-laws.
Special Meetings
Titan (Illinois)
Under IBCA, special meetings of shareholders may be called by the president, the board of directors, or the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called or by other persons as provided in the articles of incorporation or by-laws. The Illinois By-laws also allow the chair to call a special shareholders’ meeting.
Titan (Delaware)
Under the DGCL, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or by-laws. The Delaware By-laws provide that special stockholders’ meetings may be called by the chair, the president, a majority of the Board, or the holders of not less than one-fifth of all outstanding shares entitled to vote for the purpose or purposes of the meeting.
Directors’ Meetings
Titan (Illinois)
Regular meetings of the Board are held immediately after, and at the same place as, the annual meeting of the shareholders and at such other times as the Board may determine. Special meetings of the Board may be called by or at the request of the chair, the president or any director. A majority of the directors then in office will constitute a quorum, and if a quorum is present the act of a majority of the directors present at the meeting will be the act of the Board, unless the act of a greater number is required by statute or Titan (Illinois)’ governance documents.
Titan (Delaware)
Regular meetings of the Board are held immediately after, and at the same place as, the annual meeting of the stockholders and at such other times as the Board may determine. Special meetings of the Board may be called by or at the request of the chair, the president or any director. A majority of the directors then in office (but in any event, not less than one third of the total number of authorized directors established by the Board pursuant to the Delaware By-laws) shall constitute a quorum for transaction of business at any meeting of the Board, and if a quorum is present the act of a majority of the directors present at the meeting will be the act of the Board, unless the act of a greater number is required by statute or Titan (Delaware)’s governance documents.
Inspection of Corporate Records
Titan (Illinois)
The IBCA provides that any shareholder, in person or by agent, has the right, upon written demand, to examine the corporation’s books and records of account, minutes, voting trust agreement filed with the corporation and record of shareholders for a proper purpose, and to make extracts therefrom, but only for a proper purpose. A complete list of the shareholders entitled to vote at a shareholder meeting must be available for shareholder inspection by the earlier of 20 days after the record date for the meeting or 10 days before the meeting. Such list must be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting.
Titan (Delaware)
The DGCL provides that any stockholder, in person or by agent, has the right to inspect the corporation’s stock ledger, stockholders’ lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder. A complete list of the stockholders entitled to vote at a stockholder meeting must be available for stockholder inspection at the corporation’s principal place of business at least 10 days before the meeting and must be available for inspection during any meeting of stockholders.

Shareholder Proposals
Titan (Illinois)
Shareholders may submit proposals to Titan (Illinois) to be considered at an annual meeting. Any such proposals must comply in all respects with all applicable rules and regulations of the Securities and Exchange Commission relating to shareholder proposals. The IBCA has no provisions that deal with or address shareholder proposals nor do the Illinois By-laws address this issue.
Titan (Delaware)
Shareholders may submit proposals to Titan (Delaware) to be considered at an annual meeting, subject to the same requirements which are applicable to Titan (Illinois).
Charter Amendments
Titan (Illinois)
Under the IBCA, except for enumerated matters which can be amended by majority director vote alone (removing the names and addresses of initial directors and the registered agent, altering par value, splitting shares, minor corporate name changes, reducing authorized shares and restating articles as amended), amendments to the articles of incorporation require a resolution of the Board submitting the amendment to a vote of shareholders and the approval of shareholders holding two-thirds of the voting power of the corporation, except in cases specified in the IBCA where class voting is required, in which case, approval of two-thirds of the voting power of each such class is required. The articles of incorporation may provide for a lower vote (but not less than a majority of the outstanding shares entitled to vote on the matter) or a higher vote. The Illinois Articles of Incorporation lower the voting requirement such that the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter shall be required for the shareholders of Titan (Illinois) to approve an amendment to the articles of incorporation.
Titan (Delaware)
To amend the certificate of incorporation, the DGCL generally requires the Board declare an amendment advisable and recommend the amendment to stockholders, and that the amendment thereafter be approved by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote and, if the charter amendment would increase the number of authorized shares of a class of stock, change the par value of such class, or adversely affect the rights, powers or preferences of such class, a separate affirmative vote by the class affected by the amendment.
Amendments to By-laws
Titan (Illinois)
The IBCA provides that, unless the power to amend or alter the by-laws is reserved to the shareholders by the articles of incorporation, the by-laws of a corporation may be altered or amended by shareholders or the board of directors, except that no by-law adopted by the shareholders may be altered or amended by the board of directors if the by-laws so provide. The Illinois By-laws provide that subject to certain rights to indemnification which are contained in the Illinois By-laws, they may be altered, amended, or repealed by either shareholders or the Board.
Titan (Delaware)
Under Delaware law, by-laws may be adopted, amended or repealed by the stockholders. A corporation may, in its certificate of incorporation, confer upon the directors the power to amend, alter or repeal the by-laws, but it may not eliminate the power of the stockholders to amend the by-laws. As provided in the Delaware Certificate of Incorporation and Delaware By-laws, the Delaware By-laws may be amended, altered or repealed by either stockholders or the Board, subject to certain rights to indemnification which are contained in the Delaware By-laws.

Merger, Consolidations, Share Exchanges and Sales of All or Substantially All Assets
The IBCA generally requires two-thirds of the outstanding voting shares (and, in some cases, two-thirds of the outstanding voting shares of each class) to approve most mergers, consolidations and share exchanges or sales of all or substantially all assets, unless the approval is reduced to as low as a simple majority or increased as provided in the articles of incorporation. The Illinois Articles of Incorporation do not modify the two-thirds voting standard set forth in the IBCA with respect to approval of mergers, consolidations and share exchanges. The DGCL generally requires the holders of a majority of the outstanding voting shares of the acquiring and target corporations to approve statutory mergers, consolidations and sales of all or substantially all assets; however, as permitted by Delaware law, the Delaware Certificate of Incorporation will require the same vote as was required by the IBCA, two-thirds of the outstanding voting shares entitled to vote (and, in some cases, two-thirds of the outstanding voting shares of each class) to approve any mergers, consolidations and sales of all or substantially all assets for which approval of the stockholders is required under the DGCL or the Delaware Certificate of Incorporation. The DGCL does not authorize share exchanges. Under both the DGCL and IBCA, a shareholder vote of a corporation is not required in a merger (unless the corporation’s charter provides otherwise) if:

•	the merger does not cause the charter of such corporation to be amended in any respect;

•	each share of stock of such corporation outstanding before the merger remains outstanding after the merger and has the identical rights after the merger; and

•	the number of shares of common stock to be issued by the corporation in the merger does not exceed 20% of the number of shares outstanding immediately before the merger.

Under both the DGCL and the IBCA the vote of the stockholders of a corporation (the “subsidiary”) is not required where 90% of the voting stock of the subsidiary is owned by another corporation (the “parent”) in a merger where the parent merges the subsidiary into itself. In the case of the parent merging itself into the subsidiary, no stockholder vote is required under the DGCL, but a shareholder vote of the parent’s shareholders is required under the IBCA.
Under the DGCL, no vote of the stockholders of a target corporation is required in order to effect a merger if the merger agreement provides that: (i) the purchasing corporation commences a tender or exchange offer for all outstanding shares that would otherwise be entitled to vote on the adoption of the merger agreement, (ii) following consummation of the tender or exchange offer, the stock irrevocably accepted for purchase or exchange by the purchasing corporation, combined with the stock otherwise owned by the purchasing corporation, equals at least the percentage of stock of the target corporation that would be required to adopt the merger agreement at a stockholders’ meeting, and (iii) the purchasing corporation as promptly as practicable effects a merger with the target corporation in which the shares that were subject to the tender or exchange offer and not accepted for purchase in the tender or exchange offer are converted into the same consideration as was paid for shares in the tender or exchange offer.
In addition, under the DGCL no vote of stockholders of a corporation is required in connection with a holding company reorganization merger in which: (i) the corporation merges into a direct or indirect wholly owned subsidiary of the corporation (the “holding company”), (ii) in the merger the stockholders of the corporation receive an identical number and kind of shares of stock in the holding company as they had in the corporation, (iii) the holding company (a) is a Delaware corporation, (b) has charter and bylaw provisions identical to those of the merging corporation, and (c) has an identical board of directors to the corporation, and (iv) the organizational documents of the surviving entity in the merger must contain provisions substantially identical to those of the corporation, except (a) the capitalization may be modified to reflect that the surviving entity is a direct or indirect wholly owned subsidiary of the holding company, (b) if the corporation had a classified board provision it may be eliminated, and (c) a provision must be added requiring that the stockholders of the holding company vote on any matter required by the DGCL or the organizational documents of the surviving entity to be submitted to a vote of the stockholders or members of the surviving entity.
Interested Director Transactions
Under both Delaware and Illinois law, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met.
Under Illinois law, if a transaction is “fair” when authorized, approved or ratified, then the fact that a director has an interest in the transaction is not grounds for invalidating the transaction or the interested director’s vote regarding such transaction. In any proceeding relating to such a transaction, the person asserting its validity will have the burden of proof unless, after full disclosure of such director’s interest:

•	a majority of the disinterested directors approved the transaction; or

•	such transaction was approved by the shareholders without counting the votes of any shareholder who is an interested director.
Under Delaware law, no interested transaction shall be void solely because the transaction is between the corporation and a director, because the director attended the meeting of the board or committee which authorized the contract, or because such director’s votes counted for such purpose, if:

•	the stockholders or the disinterested members of the board of directors approved such contract or transaction after full disclosure of the material facts; or

•	the contract or transaction is “fair” as to the corporation at the time it was authorized, approved, or ratified by the board, a committee, or the stockholders.

Dissenters’ Rights; Appraisal Rights
Titan (Illinois)
Under the IBCA, shareholders of an Illinois corporation have dissenters’ rights entitling a shareholder to dissent from certain mergers, sales of assets or other specified corporate acts, described below, in order to obtain the corporation’s assessment of the “fair value” of such shareholder’s shares and to proceed with an action seeking the difference between the shareholder’s estimate of fair value and interest due and the amount of the “fair value” payment by the corporation. Under Illinois law, dissenters’ rights are available only in the event of any of the following corporate transactions:

•
completion of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if shareholder authorization is required for such merger, consolidation or share exchange or the corporation is a 90% or more owned subsidiary that is merged with its parent or another subsidiary or as regards to the parent, when it is merged into a 90% or more owned subsidiary, when the latter is the survivor thereof;

•	completion of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

•	an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares; or

•
any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws or a resolution of the board of directors of the corporation provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures of the IBCA.

Titan (Illinois)’ articles of incorporation and by-laws do not grant any additional dissenters’ rights. To exercise dissenters’ rights, among other procedural requirements, a shareholder must submit a written demand to the corporation prior to the taking of the vote on the matter giving rise to dissenters’ rights and must not vote in favor of the action from which the shareholder dissents. With respect to the Reincorporation, holders of Titan (Illinois) shares will be entitled to dissenters’ rights. See “Dissenters’ and Appraisal Rights Relating to the Reincorporation.”
Titan (Delaware)
Under the DGCL, a stockholder of a corporation participating in certain mergers and consolidations may, be entitled to appraisal rights pursuant to which such stockholder may receive payment of the “fair value” of the stockholder’s shares as determined by the Delaware Court of Chancery instead of the consideration the stockholder would otherwise receive in the merger. Under the DGCL, appraisal rights are only available in connection with certain mergers and consolidations and are not available for stock (or depository receipts in respect thereof) that at the record date either was listed on a national securities exchange or are held of record by more than 2,000 holders unless the holders of such stock are required by the terms of the merger or consolidation agreement to accept anything except:

•	shares of stock of the corporation surviving or resulting from such merger or consolidation (or depository receipts in respect thereof):

•
shares of stock of any other corporation (or depository receipts in respect thereof) that will be either listed on a national securities exchange or held of record by more than 2,000 holders on the effective date;

•	cash in lieu of fractional shares or fractional depository receipts; or

•	any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts, as described above.

In addition, stockholders of a corporation are not entitled to appraisal rights in a merger if the merger did not require for its approval the vote of the stockholders of the corporation as provided in Section 251(f) or (g) of the DGCL. The certificate of incorporation of a Delaware corporation may provide for appraisal rights in any merger or consolidation in which appraisal rights are not otherwise provided by statute, or in connection with any amendment to the certificate of incorporation or any sale of all or substantially all assets. The Delaware Certificate of Incorporation does not contain a provision providing appraisal rights in circumstances where they are not required by law.
Business Combination Provisions
Section 203 of the DGCL and Section 11.75 of the IBCA prohibit corporations from engaging in a “business combination” with an “interested shareholder” for three years following the date that such person becomes an interested shareholder.
With certain exceptions, under Section 203 of the DGCL and Section 11.75 of the IBCA an interested shareholder is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.
For purposes of Section 203 of the DGCL and Section 11.75 of the IBCA, the term “business combination” is defined broadly to include, among other things, mergers with or, in some cases, caused by the interested shareholder, sales or other dispositions to the interested shareholder (except proportionately with the corporation’s other shareholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock, the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested shareholder (with certain exceptions), or receipt by the interested shareholder (except proportionately as a shareholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.
The three-year prohibition imposed on business combinations by Section 203 of the DGCL or Section 11.75 of the IBCA does not apply if:

•
before the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder;

•	the interested shareholder owns 85% of the corporation’s voting stock (excluding certain shares) upon completion of the transaction that made him an interested shareholder; or

•
on or after the date such person becomes an interested shareholder, the board approves the business combination and it is also approved at a shareholder meeting by 66-2/3% of the voting stock not owned by the interested shareholder.

Section 7.85 of the IBCA provides extra protection to corporations subject to the reporting requirements of the Securities Exchange Act of 1934 (including Titan (Illinois)), for “business combinations” with an “interested shareholder” (defined similarly to the definition in Section 11.75) transactions. Section 7.85 of the IBCA requires the approval of holders of at least 80% of the combined voting power of the then outstanding shares of all classes of the corporation’s capital stock entitled to vote in the election of directors and the approval of a majority of the voting shares held by disinterested shareholders. The higher voting requirements are not required if certain procedural and price requirements are met or if the business combination is approved by at least two-thirds of the “disinterested directors.” Disinterested directors are directors who are not associated with the interested shareholder, were members of the Board prior to the time the interested shareholder became an interested shareholder or were recommended by a majority of the disinterested directors to succeed a disinterested director, and were not nominated by an interested shareholder or its affiliates.
Titan (Illinois)
An Illinois corporation may elect not to be governed by Sections 7.85 and 11.75 of the IBCA in its articles of incorporation or by-laws. Titan (Illinois) has not elected to supersede or replace the vote required by those sections.
Titan (Delaware)
Delaware corporations may elect not to be governed by Section 203. Titan (Delaware) has not made this election.

Dissolution
Titan (Illinois)
Under the IBCA, upon adoption of a Board resolution submitting a dissolution proposal to shareholders, or in the event that the Board fails to submit a dissolution proposal to shareholders for more than one year after being requested to do so by the holders of more than one-fifth of the shares entitled to vote on dissolution, shareholders holding at least two-thirds of the total voting power (or such lesser percentage not less than a simple majority or such greater number as may be provided in the articles of incorporation) may authorize a corporation’s dissolution. The IBCA also authorizes the dissolution of a corporation by unanimous written consent of all outstanding shares entitled to vote on dissolution, without the vote or action of the directors of a corporation. The Illinois Articles of Incorporation do not modify these statutory provisions.
Titan (Delaware)
Under the DGCL, a corporation may be dissolved upon the adoption of a resolution to dissolve by the board of directors and the approval of such resolution by the holders of a majority of the then outstanding shares of stock entitled to vote on such matter. Like the IBCA, the DGCL also permits a dissolution to be authorized by unanimous consent of all outstanding shares entitled to vote on dissolution without the directors adopting a resolution to dissolve.
Shareholder Derivative Suits
Titan (Illinois)
Illinois law provides that a shareholder bringing a derivative action on behalf of a corporation must have been a shareholder at the time of the transaction in question, provided that a shareholder not meeting that requirement may be permitted in the discretion of the court to bring the action if such shareholder can prove that he acquired the shares prior to disclosure of the wrongdoing complained of by the shareholder.
Titan (Delaware)
Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or he was granted such stock thereafter by operation of law.
Waiver of Corporate Opportunity Doctrine
Titan (Illinois)
The IBCA does not expressly prohibit a corporation from renouncing in its articles of incorporation any interest, expectancy or opportunity to participate in specified business opportunities that are presented to the corporation or its officers, directors or shareholders, although the IBCA does prohibit provisions eliminating or limiting a director’s liability for breach of his duty of loyalty to the corporation and its shareholders. The Illinois Articles of Incorporation do not waive such corporate opportunities.
Titan (Delaware)
The DGCL expressly permits a corporation to renounce, in its certificate of incorporation or by action of its Board, any interest, expectancy or opportunity to participate in specified business opportunities that are presented to the corporation or its officers, directors or shareholders. The Delaware Certificate of Incorporation does not waive such corporate opportunities.
Exclusive Forum
Titan (Illinois)
Titan (Illinois)’ governance documents do not contain any restrictions with respect to the venue in which a shareholder may bring an action. The IBCA contains no provision or stipulation with respect thereto.
Titan (Delaware)
Titan (Delaware)’s governance documents also do not contain any restrictions with respect to the venue in which a shareholder may bring an action.

Significant Provisions to be Carried Over
Authorized Shares
As previously noted, upon the effectiveness of the Reincorporation, Titan (Delaware) will continue to be authorized to issue 120,000,000 shares of common stock, and all of the issued and outstanding shares of common stock at that time will remain issued and outstanding. Titan (Illinois) is authorized to issue 4,000,000 shares of preferred stock, none of which are issued and outstanding. Titan (Delaware) is also authorized to issue 4,000,000 shares of preferred stock. The only change is that the authorized common and preferred stock of Titan (Illinois) has no par value, whereas the authorized common and preferred stock of Titan (Delaware) will have a par value of $0.0001 per share. For more information, see the section above entitled “Description of the Company’s Capital Stock upon the Effectiveness of the Reincorporation.”
Size of Board
The existing Illinois By-laws and the Delaware By-Laws authorize the directors to fix or change the number of directors, provided, that the Board must consist of no less than five (5), and no more than nine (9), directors.
Term and Election of Directors
Both the existing Illinois By-laws and the Delaware By-laws provide that the board of directors shall be divided into three classes, the term of office of each director shall be three (3) years, and as nearly as practicable, taking into account the increases or decreases in the number of directors constituting the board of directors, one-third of the board of directors shall be elected each year at the annual meeting.
In the event that Proposal 5 [Shareholder Proposal] is approved, the Illinois By-laws (if the Reincorporation is not approved) or the Delaware By-laws (if the Reincorporation is approved), as the case may be, will be modified to require that all directors elected at or after the annual meeting held in 2016 be elected on an annual basis.
The existing Illinois By-laws as well as the Delaware By-laws provide for majority voting in elections of directors.
Filling of Vacancies on the Board
Both the existing Illinois By-laws and the Delaware By-laws provide that any vacancy occurring in the Board of directors, including a vacancy occurring as a result of the removal of a director, and any directorship to be filled by reason of an increase in the number of directors, may be filled by election by the shareholders at an annual meeting or at a special meeting called for that purpose; provided, however, that vacancies occurring between meetings of shareholders by reason of an increase in the number of directors or otherwise, may be filled by the Board.
Special Meeting of Shareholders
The existing Illinois By-laws provide that special meetings of the shareholders may be called by the chair, the president, the Board, or the holders of not less than one-fifth of all the outstanding shares of the corporation entitled to vote for the purpose or purposes of the meeting. The provision of the Delaware By-laws regarding special meetings of shareholders is identical, except that with respect to a special meeting called by the Board, a majority of the Board must act.
No Cumulative Voting
The shareholders of Titan (Illinois) do not, and the shareholders of Titan (Delaware) will not, have the right of cumulative voting in the election of directors.
No Preemptive Rights
The shareholders of Titan (Illinois) do not, and the shareholders of Titan (Delaware) will not, have preemptive rights to acquire newly issued capital stock.

Indemnification
The indemnification provisions of the Delaware By-laws are substantially identical to those contained in the Illinois By-laws. However, the Delaware By-laws contain an additional provision which permits a committee of the Board to make a determination that the standard for indemnification has been met, and eliminates the requirement in the Illinois By-laws that the corporation shall report any indemnification or advance to the stockholders, in writing, with or before the notice of the next stockholders’ meeting.
Vote on Mergers, Consolidations and Sales of All or Substantially All Assets
The Delaware Certificate of Incorporation will require the same vote as was required by the IBCA, two-thirds of the outstanding voting shares entitled to vote (and, in some cases, two-thirds of the outstanding voting shares of each class) to approve any mergers, consolidations and sales of all or substantially all assets for which approval of the stockholders is required under the DGCL or the Delaware Certificate of Incorporation.

Possible Anti-Takeover Effect of Provisions
Both the existing Illinois Articles of Incorporation and Illinois By-laws, as well as Illinois law, and the Delaware Certificate of Incorporation and Delaware By-laws, as well as Delaware law, contain some provisions that may be viewed as having a possible anti-takeover effect.
Authorized Preferred Shares
Under both the Illinois Articles of Incorporation and the Delaware Certificate of Incorporation, the Board is authorized to issue 4,000,000 preferred shares. In each case, the Board may issue these preferred shares in one or more series and may establish the designations, preferences and rights, including voting rights, of each series. These preferred shares of Titan (Illinois) are, and the shares of preferred stock of Titan (Delaware) would be (upon the filing of a certificate of designations with the Delaware Secretary of State pursuant to a Board resolution), available for issuance from time to time to any person for such consideration as the Board may determine without the requirement of further action by our shareholders, except as required by the New York Stock Exchange or other exchange on which Company shares are then listed. These preferred shares may be issued for any proper corporate purpose. Some potential corporate purposes include the issuance in a public or private sale for cash as a means of obtaining additional capital for use in the Company’s business and operations, issuance as part or all of the consideration required to be paid for acquisitions of other business properties and issuance as a share dividend to equity holders. The Board does not intend to issue any preferred stock except on terms that the Board deems to be in the best interests of Titan (Delaware) and its stockholders. Depending on its terms, the issuance of preferred stock may or may not have a dilutive effect on the equity interest or voting power of the then current shareholders of Titan (Illinois).
Although our Board has no present intention to do so, authorized but unissued and undesignated preferred shares may also be issued as a defense to an attempted takeover. For example, the Board could, to the extent consistent with the directors’ fiduciary duties, sell a block of preferred stock to a “white knight” or to persons who are loyal to current management, thereby diluting the share ownership of persons seeking to obtain control. The Board could utilize the authorized but unissued and undesignated preferred stock in connection with a new rights plan or “poison pill.”
Special Meetings of Shareholders
Limits on the rights of shareholders to call special meetings of shareholders could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of shareholders for the purpose of considering the removal of directors or an acquisition offer. The Illinois By-laws and the Delaware By-laws each provide that shareholders/stockholders of Titan (Illinois) or Titan (Delaware), respectively, holding at least one-fifth of the outstanding shares entitled to vote thereat may call special meetings of shareholders/stockholder, as the case may be.
Where You Can Find Additional Information
The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents the Company files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-888-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov or through the Company’s website at www.titan-intl.com. The Company has not incorporated by reference into this Proxy Statement the information included on or linked from its website, and you should not consider that information to be part of this Proxy Statement.

Vote Required and Board Recommendation
The affirmative vote of the holders of at least two-thirds of the outstanding shares of Titan (Illinois) is necessary to approve this proposal. Abstentions and broker non-votes will have the same effect as votes against this proposal.
The Board unanimously recommends a vote FOR the Reincorporation

PROPOSAL #4 - To Approve a Non-Binding Advisory Resolution on Executive
Compensation

The Board of Directors recommends that stockholders vote FOR the approval of a non-binding advisory resolution on executive compensation.

As required by Section 14A of the Securities Exchange Act of 1934, the Company is asking stockholders to vote on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission (SEC), included in the “Compensation Discussion and Analysis” section and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in the Compensation Discussion and Analysis section, the objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. The compensation program is designed to be fair and just to both the Company and the individual. The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to the long-term success of the Company. Stockholders are encouraged to review the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement for additional information regarding the Company's executive compensation.

The Board of Directors is requesting the support of the Titan's stockholders for the executive compensation as disclosed in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement. This proposal gives the Company's stockholders the opportunity to express their views on the executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the overall compensation objectives and philosophy described in this Proxy Statement.

Accordingly, the Board of Directors asks stockholders to vote FOR the following resolution at the Annual Meeting:
“The stockholders of Titan International, Inc. hereby approve the compensation of the Company's Named Executive Officers as described in the Company's definitive Proxy Statement for the Company's 2015 Annual Meeting of Stockholders, including the sections entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers.”

The vote on the compensation of executive officers is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and Compensation Committee will consider the outcome of this vote when making future compensation decisions for the named executive officers.

The Board of Directors has determined that the Company will hold an advisory vote on executive compensation annually.

PROPOSAL #5 - Stockholder Proposal Regarding Declassifying the Company's Board of Directors

The Board of Directors recommends that stockholders vote AGAINST the declassifying the Company's board of directors.

In accordance with SEC rules, the Company has set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which Titan and its board accepts no responsibility. The stockholder proposal is required to be voted upon at the Company's Annual Meeting only if properly presented at the Annual Meeting. The California State Teachers' Retirement System (CalSTRS), 100 Waterfront Place, MS-04, West Sacramento, CA 95605-2807, the beneficial owner of more than $2,000 in market value of Titan common stock, has submitted the following proposal, printed verbatim from its submission.

Stockholder Proposal

"RESOLVED, that the shareholders of Titan International, Inc. (the "Company") ask that the Company, in compliance with applicable law and the Bylaws of the Company, takes the steps necessary to reorganize the Board of Directors (the "Board") into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the Board prior to or at the 2015 annual meeting of shareholders.

SUPPORTING STATEMENT

The California State Teachers' Retirement System ("CalSTRS") believes accountability is of paramount importance. This is why we are supporting this proposal, which, if implemented, would seek to reorganize the Board so that each director stands before the shareholders for re-election each year. We hope to eliminate the Company's so-called "classified board," whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on a portion of the Board at any given time.

CalSTRS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when directors are accountable for their actions, they perform better. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance, see "What Matters in Corporate Governance?" Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 04/2009). CalSTRS also believes that shareholders are willing to pay a premium for corporations with excellent corporate governance. If the Company were to take steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We seek to improve the performance and ensure the Company's continued viability through this structural reorganization of the Board. If passed, shareholders might have the opportunity to register their views at each annual meeting—on the performance of the Board as a whole and of each director as an individual.

CalSTRS urges you to join us in voting to declassify the election of directors as a powerful tool for management incentive and accountability. We urge your support FOR this proposal."

Titan Statement in Opposition

The Board of Directors recommends that stockholders vote AGAINST this proposal.

The Company's By-laws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III. Each director is elected for a three-year term and the term of each Class expires in a different year. After thoughtful consideration and for reasons provided below, the Board has considered the most effective board structure for the Company and has determined that the current classified board structure continues to be in the best long-term interests of the Company and its stockholders and is advisable for the Company’s long-term success.

Titan’s Board consists of individuals who possess specialized talents and knowledge - finance, engineering and marketing experience - that are vital to Titan’s success. The Board believes that electing directors for one year is detrimental to Titan and its stockholders, because Titan’s business is tied to cyclical markets that require long-term vision and planning, which could be undermined by potential annual changes to the Board composition.

Titan’s Board requires depth of knowledge of the Company, its previous achievements and future objectives in order to maximize return for the Company’s stockholders. The Board believes that the retention of the classified board remains in the best long-term interests of the Company and its stockholders.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm Grant Thornton LLP as independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2014. Fees paid to the independent registered public accounting firm Grant Thornton LLP included the following:

Audit Fees For the years ended December 31, 2014 and 2013, Grant Thornton LLP billed the Company $2,274,724 and $1,967,500, respectively, for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company's Form 10-Q reports and statutory audits of foreign subsidiaries.

	2014	2013
Financial statements and internal controls	$2,274,724	$1,967,500

Audit Related Fees For the years ended December 31, 2014 and 2013, Grant Thornton LLP billed the Company $446,696 and $278,130.

	2014	2013
Acquisitions and consultations	$341,296	$164,230
Employee benefit plan compliance	105,400	113,900
	$446,696	$278,130
In addition to the fees detailed above, out-of-pocket and administrative fees paid to Grant Thornton LLP totaled $428,894 and $331,295 for the years ended December 31, 2014 and 2013, respectively.

Audit Committee Pre-Approval The services provided by the independent registered public accounting firm Grant Thornton LLP have been pre-approved by the Audit Committee as required by and described in the Company's Audit Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the Committee) was composed of four independent non-employee directors. The Board of Directors (Board) has determined that the members of the Committee satisfy the requirements of the New York Stock Exchange (NYSE) with respect to independence, experience and financial literacy. Mr. McNitt met the requirements of the NYSE as the “financial expert” of the Committee. The Committee operates under a written charter adopted May 18, 2000, and amended January 20, 2004. This charter is available on the Company's website: www.titan-intl.com.

The Committee has met quarterly with management, internal audit and the independent registered public accounting firm, individually and together, to review and approve the financial press releases, Form 10-Q and Form 10-K reports prior to their filing and release of earnings for 2014. The Committee has met in executive sessions and makes reports to the Board. The Committee has been active in the Sarbanes-Oxley 404 process and met as often as necessary to ensure that the process is on-going and the Company meets the year end December 31, 2014, requirements. Mr. Febbo has attended Sarbanes-Oxley 404 training and is a participant in the Company's risk assessment meetings. The Audit Committee met a total of 10 times in 2014.

The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter, the New York Stock Exchange and the Securities and Exchange Commission. The Committee has reviewed the Audit Committee Charter and has found it complies with the requirements of the New York Stock Exchange. The Audit Committee recommended that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

The Committee has selected Grant Thornton LLP (GT) to serve as the independent registered public accounting firm for the Company for 2015 with stockholders' approval. The Committee has discussed the issue of independence with GT and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from GT as required by PCAOB Rule 3526 (Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence). The Committee has discussed with GT the matters required by SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Committee meets independently with GT to discuss the accounting principles applied by management and to discuss the quality of the Company's internal audit function. GT reported to the Committee that there were no unresolved matters with management to report. The Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Members of the Audit Committee:

Albert J. Febbo, Chairman
Erwin H. Billig
Gary Cowger
Peter McNitt

DIRECTORS CONTINUING IN OFFICE

Directors continuing in office as Class I Directors whose terms expire at the Annual Meeting of Stockholders in 2016, are as follows:

Maurice M. Taylor Jr.
Mr. Taylor is chairman of the Company's Board of Directors and Chief Executive Officer. Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a leveraged buy out by Mr. Taylor and investors. Mr. Taylor, who owned 53% of Titan at the time, took the Company public in 1992 on NASDAQ and in 1993 moved Titan to the New York Stock Exchange. Mr. Taylor, who is 70 years old, has been in the manufacturing business for more than 50 years and has a bachelor's degree in engineering and is a journeyman tool and die maker as well as a certified welder. Mr. Taylor's work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering and innovation that enhances the Board of Director's overall qualifications. Mr. Taylor's extensive background with the Company has given him a breadth of insight into Titan's markets and the requirements of end users. With Mr. Taylor's knowledge and a management style that constantly re-evaluates short-term goals, Titan is able to adapt quickly to changing conditions. Titan has gone from zero sales and zero employees to approximately $2 billion in sales and over 6,500 employees worldwide. Titan has acquired most of its companies in very depressed situations. Titan has concentrated on its core business of wheels and tires for farm, construction and mining worldwide. Mr. Taylor picked up the nickname of "The Grizz" so the mascot of Titan International is a version of a friendly Grizz bear. In 1996, Mr. Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington.

Peter B. McNitt
Mr. McNitt is the Vice Chair of BMO Harris Bank. As part of BMO Harris Bank’s executive leadership team, he has a wide range of responsibilities focusing the organization on delivering the full breadth of wealth, commercial and investment banking capabilities to the bank's customers. He has direct responsibility for strategic initiatives that both strengthen BMO Harris' capabilities around customer focus and development and expand the bank's market visibility and presence. Prior to becoming Vice Chair, Mr. McNitt led BMO Harris' U.S. Corporate Banking as Executive Vice President and U.S. Investment Banking as Executive Managing Director. He is on the Board of Directors of Youth Guidance and the Chicagoland Chamber of Commerce, Chairman of the Board of Managers for the YMCA of Metropolitan Chicago, and the Board of Trustees, WTTW. Mr. McNitt, who is 60 years old, became a director of the Company in 2013. Mr. McNitt serves on the following committees: Audit and Corporate Governance (Chairman). Mr. McNitt has a good working knowledge of the Company's business and history through being involved with banking activity with Titan in the past. Mr. McNitt adds a great deal of financial expertise to Titan's Board.

Mark H. Rachesky, MD
Dr. Rachesky is the Founder and President of MHR Fund Management LLC, a New York based investment firm that takes a private equity approach to investing.  MHR manages approximately $6 billion of capital and has holdings in public and private companies in a variety of industries.  Dr. Rachesky is Chairman of the Board of Directors of Lions Gate Entertainment Corp., Loral Space & Communications Inc. and Telesat Canada, and serves on the Board of Directors of Emisphere Technologies, Inc. and Navistar International Corporation.  He has also previously served as a director of Leap Wireless International, Inc.  Dr. Rachesky holds an MBA from the Stanford University School of Business, an MD from the Stanford University School of Medicine and a BA in Molecular Aspects of Cancer from the University of Pennsylvania.  Dr. Rachesky, who is 56 years old, became a director of the Company in June of 2014.  Dr. Rachesky serves on the following committees:  Compensation, Nominating, and Corporate Governance.  Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships.  In addition, Dr. Rachesky has significant expertise and perspective as a member of the board of directors of private and public companies engaged in a wide range of businesses.

Directors continuing in office as Class II Directors whose terms expire at the Annual Meeting of Stockholders in 2017, are as follows:

Richard M. Cashin Jr.
Mr. Cashin is President of OEP Capital Advisors LP (“OEP”), which currently manages $4 billion of investments and commitments on behalf of JPMorgan Chase & Co. ("JPM") and other third-party institutional investors including Lexington Partners, AlpInvest Partners and Blackstone/Strategic Partners Fund Solutions.  OEP is an independent investment advisor, the former private equity investment arm of JPM, having completed a spin-out from JPM in January 2015. OEP and its predecessors have invested nearly $11 billion in over 70 investments. During its fourteen year tenure with JPM, Mr. Cashin was the Managing Partner of OEP. Prior to this, Mr. Cashin was Managing Partner of Cashin Capital Partners (April 2000-April 2001) and President of Citigroup Venture Capital, Ltd. (1980-2000, became President in 1994).  Mr. Cashin serves on the board of Genband and is a Trustee of the American University in Cairo, Boys Club of New York, Brooklyn Museum, Central Park Conservancy, Jazz at Lincoln Center, National Rowing Foundation, and Newport Festivals Foundation. Mr. Cashin, who is 62 years old, became a director of the Company in 1994. Mr. Cashin serves on the following committees: Compensation (Chairman), Nominating, and Corporate Governance. Mr. Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations that enhances the Board of Director's overall qualifications. Mr. Cashin's experience with large mergers and acquisitions especially contributes to Titan's overall long-range plan.

Albert J. Febbo
Mr. Febbo retired from GE after 30 years; 18 years in sales and marketing leadership roles in GE's U.S. and European plastics business, and 12 years as a corporate officer leading the GE automotive and corporate marketing teams. He launched and is a partner in BOOMVOTE.COM, a social networking internet business. Mr. Febbo, who is 75 years old, became a director of the Company in 1993. Mr. Febbo serves on the following committees: Audit (Chairman), Compensation, Nominating, and Corporate Governance. He is on the Advisory Board of Titan's independent audit firm, Grant Thornton. Mr. Febbo possesses particular knowledge and experience in sales, distribution, marketing and leadership in global organizations that enhances the Board of Director's overall qualifications. Mr. Febbo's tenure at such a large and complex organization as General Electric affords him valuable perspective as Titan expands and changes. Mr. Febbo's marketing experience in the plastics and automotive industries is a major contribution to the Company's long-range planning.

Gary L. Cowger
Mr. Cowger is the chairman and CEO of GLC Ventures, LLC, a management consultancy on business, manufacturing and technology strategy and global organizational structures and implementation. He serves on the board of directors of Delphi Automotive, Tecumseh Products, College for Creative Studies and Kettering University (formally General Motors Institute) where he was a past Chairman. Mr. Cowger has served as a board member of Saturn Corporation; OnStar; Saab; Adam Opel, AG; GM of Canada; NUMMI; and GMAC. He has also served on the board of the United Negro College Fund, MIT North America Executive Board, Detroit Symphony, the governing board for the Leaders for Manufacturing at MIT, Focus Hope and was the Co-Chair of the Martin Luther King Memorial Foundation Executive Leadership Cabinet with the Honorable Andrew Young. Mr. Cowger enjoyed a long-term career with General Motors from 1965 until his retirement in December 2009. He held senior positions at General Motors including President and Managing Director of GM de Mexico (1994-1997), Chairman of Adam Opel, AG (1998), Group Vice President of Manufacturing and Labor Relations (1999-2001), and President of GM North America (2001-2005). Mr. Cowger, who is 68 years old, became a director of the Company in January 2014. Mr. Cowger serves on the following committees: Audit and Nominating (Chairman). Mr. Cowger's global manufacturing background provides an informed perspective to the Company's global operations.

COMPENSATION OF DIRECTORS

The Company can use the combination of cash and stock based incentive compensation to attract and retain qualified directors to serve on the Board. In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company.

Each Company director, with the exception of Mr. Taylor, receives an annual director fee of $100,000 dollars. In lieu of this annual director fee, under the Titan International, Inc. 2005 Equity Incentive Plan, each non-employee director of the Company may receive a non-discretionary grant of stock options for 20,000 shares of the Company's common stock at the conclusion of each annual meeting of stockholders at which such director is elected, re-elected or continues in office. Such options will vest and become exercisable immediately and expire 10 years from the date of the grant.

The Audit Committee Chairman receives an additional $22,500 annual cash payment while each Chairman of the Compensation Committee, the Nominating Committee, and the Corporate Governance Committee receives an additional $15,000 annual cash payment for these positions. The Financial Expert receives an additional $7,500 annual cash payment for this role. The Company pays each director, with the exception of Mr. Taylor, a fee of $500 dollars for each Board of Director (Board) or committee meeting attended. Titan also reimburses out-of-pocket expenses related to the directors' attendance at such meetings.

Annual Director Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Financial Expert Fee	Meeting Fee
$100,000	$22,500	$15,000	$7,500	$500

The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters, as well as corporate development initiatives. The Company does not have any other consulting contracts or arrangements with any of its directors. The Company's directors are not subject to minimum Titan common stock ownership requirements. However, at December 31, 2014, the directors owned approximately 18.4% of the Company's common stock.

DIRECTOR COMPENSATION TABLE FOR 2014

Name of Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards (a)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Erwin H. Billig (b)	$210,000	─	─	─	─	─	$210,000
Richard M. Cashin Jr.	20,000	─	194,877	─	─	─	214,877
Gary L. Cowger	161,200	─	─	─	─	─	161,200
Albert J. Febbo	133,000	─	─	─	─	─	133,000
Peter B. McNitt	197,200	─	─	─	─	─	197,200
Mark H. Rachesky, MD	2,500	─	198,629	─	─	─	201,129
Anthony L. Soave	4,500	─	194,877	─	─	─	199,377
Maurice M. Taylor Jr. (c)	─	─	─	─	─	─	—

(a)
The amounts included in the “Option Awards” columns represent the grant date fair value of stock option awards determined in accordance with Accounting Standards Codification (ASC) 718 Compensation - Stock Compensation.

(b)
The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters, as well as corporate development initiatives.

(c)
See Summary Compensation Table for disclosure related to Maurice M. Taylor Jr. who is also the Chief Executive Officer of the Company. Mr. Taylor receives no director or meeting fees for his service on the Board.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The following table summarizes the current membership of each committee and the number of meetings held by each committee during 2014:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee
Erwin H. Billig	X	X	X	X	X
Richard M. Cashin Jr.	X	─	Chair	X	X
Gary Cowger	X	X	─	Chair	─
Albert J. Febbo	X	Chair	X	X	X
Peter B. McNitt	X	X	─	─	Chair
Mark H. Rachesky, MD	X	─	X	X	X
Anthony L. Soave	X	─	X	X	X
Maurice M. Taylor Jr.	Chair	─	─	─	─

2014 Meetings	10	10	1	1	1

X - denotes committee member    Chair - denotes committee Chairman         ─ denotes not a member

Board of Directors
The Board of Directors, which met 10 times in 2014, has established the following committees of the Board:
Audit Committee consisting of Messrs. Billig, Cowger, Febbo, and McNitt;
Compensation Committee consisting of Messrs. Billig, Cashin, Febbo, Rachesky and Soave;
Nominating Committee consisting of Messrs. Billig, Cashin, Cowger, Febbo, Rachesky and Soave.
Corporate Governance Committee consisting of Messrs. Billig, Cashin, Febbo, McNitt, Rachesky and Soave.

The Board of Directors approves nominees for election as directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committees. The Board and Committee meetings are presided over by their Chairman. If the Chairman is unavailable, the directors present appoint a temporary presiding chairman to preside at the meeting.

Audit Committee
The Audit Committee, which met 10 times in 2014, retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board. The Audit Committee meets with the independent registered public accounting firm with and without management present. Mr. McNitt met the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards.

Compensation Committee
The Compensation Committee, which met one time in 2014, provides oversight of all executive compensation and benefit programs. The committee reviews and approves corporate goals and makes recommendations accordingly to the Board regarding the salaries and all other forms of compensation of the Company's executive officers.

Nominating Committee
The Nominating Committee, which met one time in 2014, develops the criteria and implements the process of identifying, screening and nominating candidates for election to the Board of Directors. The committee oversees the evaluation and composition of the Board of Directors and the committees of the Board of Directors.

Corporate Governance Committee
The Corporate Governance Committee, which met one time in 2014, provides guidance and assistance to the Board of Directors in discharging the duties and responsibilities related to corporate governance principles and practices of the Board and the Company.

BOARD LEARDERSHIP STRUCTURE

The Company's Board of Directors is currently comprised of six non-employee directors and one employee director. Mr. Taylor is the one employee Director, and has served as Chairman of the Board and Chief Executive Officer since 2005, and has been a member of the Board since 1993, when Titan became a public company. In 2005, the Board designated Mr. Billig as Vice Chairman. The Company believes that the number of independent, experienced directors that make up the Board, along with the independent oversight of our Vice Chairman, benefits Titan and its stockholders.

The Company recognizes that different board leadership structures may be appropriate for companies in other situations, and believes that no one structure is suitable for all companies. Titan believes the current Board leadership structure is optimal because it demonstrates to Company customers, employees, suppliers and stockholders that Titan has unified leadership, with the same individual establishing the tone and overall responsibility for managing the Company's operations. Having a single leader as both the CEO and the Chairman of the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. The Company's Board of Directors believes Titan is currently well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same individual, the Board believes it is appropriate for a non-employee Director to serve as Vice Chairman. The Company's Vice Chairman, Mr. Billig: (i) assists with operational matters; (ii) assists with corporate development initiatives; (iii) coordinates with the Chairman of the Board and Chief Executive Officer in establishing agendas and topic items for Board meetings; and (iv) performs such other functions as the Company's Board of Directors may designate from time to time.

The Company's Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be advantageous for Titan and its stockholders.

Risk Oversight
The Company's Board is responsible for overseeing Titan's risk management process. The Board focuses on Titan's general risk management strategy and the most significant risks facing Titan, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee Chairman oversight of Titan's risk management process. The Audit Committee Chairman reviews with management (i) policies with respect to risk assessment and management of risks that may be material to the Company, (ii) Titan's system of disclosure controls and system of internal controls over financial reporting, and (iii) Titan's compliance with legal and regulatory requirements. The Company's other Board committees also consider and address risk as they perform their respective committee responsibilities. Committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

Titan's management is responsible for day-to-day risk management. The Company's Internal Audit team serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for ongoing business. This oversight includes identifying, evaluating and addressing potential risks that may exist at the company, strategic, financial, operational, and compliance and reporting levels.

The Company's Board of Directors believes the risk management responsibilities detailed above are an effective approach for addressing the risks facing the Company at this time.

Risk Relating to Employee Compensation Policies and Practices
The Company's Board of Directors believes that any risk relating to compensation policies and practices for Titan employees is not reasonably likely to have a material adverse effect on the Company at this time.
In examining risk relating to employee compensation policies and practices, the Company considered the following factors:

•	The Company is an industrial manufacturer; in the Company's opinion this business does not lend itself to or incentivize significant risk taking by Company employees.

•
The compensation practices for the Company's non-bargaining employees and management have been established over several decades; in the Company's opinion these practices have not promoted significant risk taking.

•	The Company does not have a history of material changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

BOARD DIVERSITY PROCESS

The Company is required to disclose whether the Board considers diversity in identifying nominees for director. The Nominating Committee and other members of the Board identify candidates for consideration by the Nominating Committee. The Nominating Committee evaluates candidates based on the qualifications for director described in its charter. These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange. The Nominating Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Company does not have a formal written diversity policy; however, the Company's Corporate Governance policies take diversity into account when directors are selected, which the Board has determined is an effective procedure for Titan at this time.

Involvement in Legal Proceedings
The Company is not aware of any director or executive officer of the Company that was involved in material legal proceedings requiring disclosure under Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
This Compensation Discussion and Analysis describes the compensation policies and determinations that apply to the Company's named executive officers. The Compensation Committee (the Committee) is empowered to review and approve the annual compensation package for the Company's named executive officers. The named executive officers are as follows:

Position	Name
Chairman and Chief Executive Officer	Maurice M. Taylor Jr.
President (a)	Paul G. Reitz
Chief Financial Officer (b)	John Hrudicka
Secretary & General Counsel	Michael G. Troyanovich
Executive Vice President (c)	William E. Campbell
(a) Mr. Reitz was promoted to President on February 3, 2014
(b) Mr. Hrudicka joined the Company as Chief Financial Officer on February 3, 2014
(c) Mr. Campbell retired from the Company on December 31, 2014

Objective
The objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. To achieve these objectives the compensation program is designed to be fair and just to both the Company and the individual. Consideration is given to the individual's overall responsibilities, qualifications, experience and job performance.

Philosophy
The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Compensation Committee believes that executive compensation should be designed to promote the long-term economic goals of the Company. Accordingly, an important component of the Committee's compensation philosophy is to align the financial interests of the Company's executive officers with those of the Company's stockholders. To that end, the Committee has determined that the compensation package for executive officers shall consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of executive officers;

•	Bonus awards, when applicable, to reward performance for strategic business objectives;

•	Long-term incentive compensation, when applicable, to emphasize business objectives; and

•	Other benefits as deemed appropriate to be competitive in the marketplace.

The Committee's intent has been that executive base salaries, bonus awards and long-term incentive opportunities are aligned with manufacturing industrial companies that have similarities with the Company for comparable positions, based on available public data.

In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company's Chief Executive Officer regarding the total compensation for the other named executive officers. The Committee also considered the historical compensation of each named executive officer, from both a base salary and total compensation package perspective, in setting the 2014 compensation for the executives.

Compensation Committee Charter
The Committee has a charter to assist in carrying out its responsibilities. The Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as it deems necessary. The Compensation Committee Charter is available on our website at www.titan-intl.com.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Executive Short-Term Incentive Plan
Titan adopted the Titan International, Inc. Executive Short-Term Incentive Plan (Plan) effective January 1, 2013.  The purpose of the Plan is to provide certain executive officers with annual cash incentive opportunities, based on the achievement of performance goals. While the Plan has a term of five years, the Compensation Committee may amend, suspend or terminate the Plan at any time.  The Plan was approved by Titan shareholders at the 2013 Annual Meeting.

The Plan is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Pursuant to section 162(m), the Company may not deduct more than $1 million per year for compensation paid to the Company's principal executive officer and the other four highest compensated officers (other than the Company's principal executive officer).  An exclusion from the $1 million limitation is available for compensation that satisfies the requirements provided in section 162(m) for qualified performance-based compensation.  The goal of the Compensation Committee is to structure compensation to take advantage of this exemption under section 162(m) to the extent practicable. However, the Compensation Committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives.

Executive Compensation Decision-Making
Company management provides the Committee with historical compensation information relating to the executive officers to assist the Committee in formulating officer compensation. The information provided to the Committee includes items such as base salary, bonus, and equity based awards. The Committee takes into account the historical trend of each element of compensation and the total compensation for each year in connection with its decision about proposed compensation amounts. The Committee sets all compensation with regard to the Chief Executive Officer (CEO) of the Company. For the other named executive officers of Titan, the Committee receives recommendations from the CEO which it considers when setting compensation for these individuals.

The Committee has the authority to engage compensation consultants if it feels that such services are desirable. However, the Committee has historically believed that these services are not necessary. The Committee does utilize Equilar, a market leader for benchmarking executive compensation that compared each named executive officer to a selected peer group for base salary and total compensation. Equilar is used by companies to obtain competitive compensation information from public proxy data as a resource for referencing executive compensation to aid the Compensation Committee with its compensation program.

The Committee recognizes other companies may use different types of calculations and matrices to numerically decide what a compensation package should contain. However, the Committee believes any package that uses only such formulas and matrices may not be a complete representation of Titan's performance. The Committee's members use their extensive business experience and judgment including reviewing competitive compensation information obtained from public information to evaluate and determine the Company's executive compensation packages. The Committee's philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Committee greater flexibility in carrying out its duties.

In setting compensation packages, the Committee considers the provisions of the Titan International, Inc. Executive Short-Term Incentive Plan (Plan). The performance goals and objectives for the Plan are designed using the Committee's business experience and judgment to best align executive compensation with the Company's actual performance. The Committee also considers the limitation imposed by section 162(m) of the Internal Revenue Code.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Equilar Benchmarking
Equilar is a market leader for benchmarking executive compensation that compares each named executive officer to a selected peer group for base salary and total compensation. As Titan is a manufacturer in the off-highway industry, Equilar obtained public compensation information relating to twenty public companies in the manufacturing and industrial businesses which include the following:

American Axle & Manufacturing	EnPro Industries, Inc.	Kaiser Aluminum Corp	Nordson Corp
A O Smith	Federal Signal Corp	LKQ Corp	Stoneridge Inc
Applied Industrial Technologies Inc	Graco Inc	Materion Corp	Valmont Industries Inc
Briggs & Stratton Corp	ITT Corp	MSC Industrial Direct Co Inc	Wabash National Corp
Crane	Joy Global Inc	Myers Industries Inc	Woodward, Inc
Equilar was used by the Company to obtain competitive compensation information from public proxy data as a resource for the Compensation Committee for comparison purposes only regarding Titan's executive officers' compensation.

Compensation Committee Background
The Company's Compensation Committee is made up of Mr. Richard Cashin, Mr. Erwin Billig, Mr. Albert Febbo, Dr. Mark Rachesky and Mr. Anthony Soave. Mr. Cashin is the Chairman and manages multi-billion dollar investments and commitments in direct private equity transactions for JP Morgan, where he is a member of the Executive Committee. Mr. Billig was formerly the president and Chief Operating Officer of Masco Tech, Inc. Mr. Febbo was formerly the Vice President of Sales and Marketing for General Electric. Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. Mr. Soave runs multi-million dollar businesses. The Committee members are continually communicating with others in their own marketplaces to compare salaries and compensation packages. They review Company competitors to see what is being paid to other executives in like fields. They will normally ask the CEO for his feedback.

The Compensation Committee takes into account whether or not stock based compensation is given as part of the executives' performance. The Committee awarded restricted stock in 2013 and 2012. The Committee consults with other members of the Board of Directors regarding what is going on in their markets relating to compensation. Boards may hire consultants due to the fact they may not have the knowledge or experience of compensation practices of comparable companies. The Company's Board has five members that have extensive manufacturing experience and two members that have extensive global financial market experience. The Compensation Committee looks at competitors, checks what the markets are doing, and the members discuss among themselves both individual performance as well as the Company performance when making salary adjustments and bonus awards. The Compensation Committee also considers the results of the non-binding advisory resolution from the previous year's annual meeting.

Salary Level Considerations
Salary levels of the Company executives are reviewed and may be adjusted annually by the Compensation Committee. In determining appropriate salaries, the Committee considers: (i) the CEO's recommendations as to compensation for all other executives; (ii) the scope of responsibility, experience, time, position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee members' own business experience and judgment as well as annual salary surveys, etc. The Compensation Committee members sit on other boards of directors and receive information such as annual salary surveys from different markets as well as the manufacturing industry. The Committee considers the Company's competitors' compensation, which comes from their public filings. The Committee's analysis is a subjective process, which utilizes no specific weights or formulas in determining executives' base salaries but includes a discussion with management of all of the factors as required by Item 402(b) of Regulation S-K as well as all the other information discussed above.
Salary adjustments for executives can be based on the CEO's recommendation to the Committee that their job performance may warrant a salary increase for each. The CEO will discuss the executives' job performance with the Committee and answer any questions that they may have regarding the recommendation. The Committee will consider the recommendation of the CEO as well as the members' personal interactions with each of the executives.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Salary Level Considerations (continued)
The Compensation Committee is looking at performance, annual surveys, the industry, competitors, etc. The Committee receives information from each of the executives, which allows them to judge their individual performance as well as the Company's performance through their interaction with the executives.

Base Salary
Base salary is determined by evaluating the responsibilities of the executive position held, the individual's past experience, current performance and competitive marketplace conditions for executive talent. None of these items are weighted more than another. Salary levels are typically considered on an annual basis and there are no set merit increases in any given year. Based on a discussion of the above items, the executive salaries were approved by the Committee (except for Mr. Troyanovich in 2013 and Mr. Hrudicka in 2013 and 2014) for the years of 2013, 2014 and 2015 and are detailed below. Mr. Troyanovich was not an executive officer when the Committee approved the 2013 base salaries and Mr. Hrudicka was not an executive officer when the Committee approved the 2013 and 2014 base salaries.

	Year	M. Taylor	P. Reitz	J. Hrudicka (a)	M. Troyanovich (b)	W. Campbell (c)
Base Salary	2013	$1,000,000	$350,000		$230,000	$350,000
Base Salary	2014	1,000,000	500,000	$290,000	300,000	350,000
Base Salary	2015	1,000,000	500,000	290,000	300,000	—
(a) Mr. Hrudicka joined the Company as Chief Financial Officer on February 3, 2014. Upon joining the Company, Mr. Hrudicka received a signing bonus of $50,000 and 10,000 shares of restricted Titan stock.
(b) Mr. Troyanovich was not an executive officer when the Committee approved the 2013 base salaries.
(c) Mr. Campbell retired effective December 31, 2014.

Benchmarking Executive Base Salary
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding 2014 base salary, Mr. Taylor's base salary is approximately at the 90th percentile, Mr. Reitz's salary is approximately at the 10th percentile, Mr. Hrudicka's base salary is approximately at the 10th percentile, Mr. Troyanovich's base salary is approximately at the 10th percentile, and Mr. Campbell's base salary is approximately at the 45th percentile. The 50th percentile represents the median of salaries in the range. Higher percentiles (ie, 75th) represent higher salaries, while lower percentiles (ie, 25th) represent lower salaries.

Bonus
In addition to a base salary, each executive is eligible for a bonus. The Committee has no set bonus amount and does not use a pre-established plan or formula for determining the amount. The Committee will determine the CEO's bonus, if any, taking into account the CEO's total compensation package along with the Company's performance related to financial and non-financial information. The CEO provides his recommendations regarding the other named executive officers' annual cash bonuses to the Committee, which then reviews and makes any changes it may deem appropriate. No executive discretionary cash bonuses were approved by the Committee for 2014 as a result of the financial losses incurred at the Company in 2014. Mr. Hrudicka received a $50,000 signing bonus when joining the Company in February 2014.

Bonus	M. Taylor	P. Reitz	J. Hrudicka	M. Troyanovich	W. Campbell
	$—	$—	$50,000	$—	$—

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Stock Options
The Committee during 2014 granted no stock options to the named executive officers.

Stock Options	M. Taylor	P. Reitz	J. Hrudicka	M. Troyanovich	W. Campbell
Granted in 2014	None	None	None	None	None

Stock Awards
The Committee during 2014 granted a restricted stock award to Mr. Hrudicka when he joined the Company as Chief Financial Officer. The restricted stock vests over a four year period.

Stock Awards	M. Taylor	P. Reitz	J. Hrudicka	M. Troyanovich	W. Campbell
Granted in 2014	None	None	10,000	None	None

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan. The Committee currently does not anticipate establishing such a plan.

Benchmarking Executive Total Compensation
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding total 2014 compensation, Mr. Taylor's total compensation is approximately at the 10th percentile, Mr. Reitz's total compensation is approximately at the 10th percentile, Mr. Hrudicka's total compensation is approximately at the 10th percentile, Mr. Troyanovich's total compensation is approximately at the 10th percentile, and Mr. Campbell's total compensation is approximately at the 10th percentile. The 50th percentile represents the median of total compensation in the range. Higher percentiles (ie, 75th) represent higher total compensation, while lower percentiles (ie, 25th) represent lower total compensation.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Employment Agreements
At December 31, 2014, the Company had outstanding employment agreements with certain of the executive officers and former executive officers of the Company selected by the Board of Directors. Mr. Taylor and Mr. Hrudicka are each a party to such an agreement. These agreements provide that the individuals will not receive any separation benefits if they voluntarily leave the Company. In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares), these agreements allow for the executive to elect the Change of Control provision.

In the event of a termination of the individual's employment within 60 days after the Change of Control, the executive is entitled to receive for the remaining term of the agreement, which expires in April 2015 for Mr. Taylor and February 2016 for Mr. Hrudicka, the executive's compensation. Mr. Taylor would also be entitled to the employment agreement obligations regarding retirement, continuation of health and other benefits.

The Company's employment agreement for Mr. Taylor states that in the event the executive retires, the executive is entitled to receive medical, dental, life, and any other benefits that are supplied by the Company. This is an employment obligation that survives the agreement.

CEO Employment Agreement

CEO Employment Agreement Obligations Under the CEO's employment agreement, the Company will provide an employment agreement obligation to Mr. Taylor upon retirement per the employment agreement. The amount of the employment agreement obligation, if any, to be paid out will be determined at such time the CEO elects his contractual rights regarding retirement under his employment agreement. If or when the employment agreement obligation were to become applicable, the calculated value at December 31, 2014, would be approximately $11.6 million. The employment agreement obligation calculated value was actuarially determined using a discount rate of 3.50% and based upon a monthly benefit negotiated between the Committee and the executive of approximately $66,667 for Mr. Taylor.

CFO Employment Agreement

Mr. Hrudicka joined the Company in February 2014 as CFO. Upon joining the Company, Mr. Hrudicka entered into a two year employment agreement with the Company which was effective February 2014 and expires February 2016. This agreement provides that Mr. Hrudicka will not receive any separation benefits if he voluntarily leaves the Company. In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares), this agreement allows for the executive to receive the remaining amount of money due him on this agreement, which would be comprised of salary and vacation due.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Potential Payments on Change of Control
The following amounts reflect the amount of compensation to certain of the named executive officers of the Company in the event of a change of control as of December 31, 2014. The Company's executive officers would receive cash compensation and employment agreement obligations per the respective agreements for the (i) Chairman and Chief Executive Officer (Mr. Taylor); and (ii) Chief Financial Officer (Mr. Hrudicka).

Change of Control Definition
For the purpose of the executives' employment agreements, a “change of control of the company” means:

(i)
any Person or two or more Persons acting in concert shall have acquired after the date of the applicable agreement beneficial ownership (within the meaning of Rule13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly of securities of the Company (or other securities convertible into such securities) representing 20% or more of the combined voting power of securities of the company entitled to vote in the election of directors; or

(ii)
any Person or two or more Persons acting in concert shall have acquired after the date of the applicable agreement by contract or otherwise, or shall have entered into a contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over securities of the company (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the company entitled to vote in the election of directors; or

(iii)
consummation of any merger or consolidation with respect to which the Company or any Parent is a constituent corporation (other than a transaction for the purpose of changing the Company's corporate domicile) any liquidation or dissolution of the Company or any sale of substantially all of the assets of Company to another corporation.

If the executive terminates his agreement because of a change of control of the Company, Titan and/or its successor shall pay the executive 100% of his Base Salary or Adjusted Base Salary for the remaining employment term. Mr. Taylor's agreement also specifies that the Company shall provide fully vested supplemental retirement benefits to the executive.

In addition to the change of control definition above, Mr. Taylor's agreement specifies that the executive shall have sufficient reason to terminate the agreement if there is a failure by the Company to comply with any material provision of the agreement and such failure has continued for a period of ten days after notice of such failure has been given by the executive to the Company; or there is a purported termination of the executive's employment which is not effected pursuant to the provisions of the agreement relating to termination of the executive's employment by the Company.

The potential payments in the event of a change in control as of December 31, 2014, are as follows:

Description	Mr. Taylor	Mr. Hrudicka
Cash compensation (see additional table)	$448,719	$325,321
Supplemental retirement benefits	11,567,185	n/a
Group medical/dental	6,124	n/a
Total	$12,022,028	$325,321

n/a = not applicable

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The cash compensation values were based on the executive's salary as if the change of control happened on December 31, 2014. The table below details the Company's executive's cash compensation payments that would be due in the event of a change of control:

Cash compensation due in the event of change of control	Mr. Taylor	Mr. Hrudicka
Salary 2015 *	$333,333	$290,000
Salary 2016 (January) *	─	24,167
Vacation	115,386	11,154
Cash compensation	$448,719	$325,321

* Mr. Taylor's employment agreement expires April 2015 and Mr. Hrudicka's expires February 2016.

Retirement or Voluntary/Involuntary Termination of Employment
If an executive retires or voluntarily/involuntarily terminates employment with the Company without a change of control, the executive would receive compensation payments for any unused vacation. The CEO would be entitled to his contractual payments upon electing retirement or termination if that event becomes applicable.

The CEO is entitled to receive a Supplemental Retirement Benefit in the form of a twenty year certain annuity that equals 80% of the CEO's base salary. The value of the Supplemental Retirement Benefit payments the CEO would receive was calculated as of December 31, 2014, to be $11.6 million as determined by an outside actuary.

The payments due on retirement or voluntary/involuntary termination of employment are as follows:

Description	Mr. Taylor	Mr. Hrudicka
Cash compensation (Vacation)	$115,386	$11,154
Supplemental retirement benefits	11,567,185	n/a
Group medical/dental	6,124	19,903
Cash compensation	$11,688,695	$31,057

Conclusion
The Compensation Committee has reviewed the executive compensation packages of the named executive officers. Based on this review, the Committee finds these compensation packages, in the aggregate, to be fair and reasonable to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables will summarize the compensation for all of the Company's named executive officers as follows: (i) Chairman and Chief Executive Officer (Mr. Taylor), (ii) President (Mr. Reitz), (iii) Chief Financial Officer (Mr. Hrudicka), (iv) Secretary (Mr. Troyanovich), and (v) Executive Vice President (Mr. Campbell).

Summary Compensation Table

The 2014, 2013 and 2012 compensation for the Company's named executive officers was as follows:

Name and Principal Position as of December 31, 2014	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other (a) Compensation	Total
Maurice M. Taylor Jr.	2014	$1,000,000	$ ─	$ ─	$ ─	$ ─	$ ─	$61,517	$1,061,517
Chief Executive Officer	2013	1,000,000	2,000,000	─	─	─	─	61,517	3,061,517
and Chairman	2012	1,000,000	3,000,000	─	─	─	─	12,836,442	16,836,442

Paul G. Reitz	2014	$491,667	$ ─	$ ─	$ ─	$ ─	$ ─	$23,051	$514,718
President (b)	2013	350,000	300,000	540,450	─	─	─	16,649	1,207,099
	2012	300,000	300,000	624,900	—	─	─	14,663	1,239,563

John Hrudicka	2014	$265,833	$50,000	$167,600	$ ─	$ ─	$ ─	$7,772	$491,205
Chief Financial Officer (c)

Michael G. Troyanovich	2014	$300,000	$ ─	$ ─	$ ─	$ ─	$ ─	$15,048	$315,048
Secretary & General	2013	230,000	150,000	135,113	─	─	─	11,550	526,663
Counsel (d)	2012	175,000	75,000	156,225	─	─	─	9,238	415,463

William E. Campbell (e)	2014	$350,000	$ ─	$ ─	$ ─	$ ─	$ ─	$56,446	$406,446
Executive Vice President	2013	350,000	300,000	360,300	─	─	─	30,748	1,041,048
	2012	350,000	300,000	624,900	─	─	─	27,981	1,302,881

(a)
All other compensation for 2014 is comprised of the following: Mr. Taylor, $57,692 in unused vacation and $3,825 in 401(k) match; Mr. Reitz, $19,231 in unused vacation, $3,250 in 401(k) match, and $570 for wellness program; Mr. Hrudicka, $5,577 in unused vacation and $2,195 in 401(k) match; Mr. Troyanovich, $11,538 in unused vacation and $3,510 in 401(k) match; and Mr. Campbell, $53,846 in unused vacation and $2,600 in 401(k) match. The named executive officers are eligible to participate in the 401(k) plan offered to Titan's non-bargaining employees which is the plan they have been eligible to participate in from the start of their employment with the Company.

(b)	Mr. Reitz was appointed President effective February 3, 2014 and was previously Chief Financial Officer.

(c)	Mr. Hrudicka joined the Company as Chief Financial Officer on February 3, 2014. Mr. Hrudicka received a $50,000 signing bonus when joining the Company.

(d)	Mr. Troyanovich was appointed Secretary effective December 28, 2012.

(e)	Mr. Campbell was appointed Executive Vice President effective January 10, 2012 and retired effective December 31, 2014.

Grants of Plan-Based Awards

The 2014 grants of plan-based awards for the Company's named executive officers were as follows:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair Value
Name	Grant Date	Thresh-old	Target	Maxi-mum	Thresh-old	Target	Maxi-mum	Number of Shares of Stock or Units	Number of Securities Underlying Options	or Base Price of Option Awards	of Stock and Option Awards
Mr. Taylor	n/a	─	─	─	─	─	─	─	─	─	─
Mr. Reitz	n/a	─	─	─	─	─	─	─	─	─	─
Mr. Hrudicka	2/3/2014	─	─	─	─	─	─	10,000	─	─	$16.76
Mr. Troyanovich	n/a	─	─	─	─	─	─	─	─	─	─
Mr. Campbell	n/a	─	─	─	─	─	─	─	─	─	─

n/a = not applicable

Outstanding Equity Awards at Year-End

The outstanding equity awards at year-end December 31, 2014, for the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Mr. Taylor	#94,768	─	─	$10.68	06/24/2015	─	─	─	─
	#94,768	─	─	$13.74	12/16/2015	─	─	─	─

Mr. Reitz	#4,286	─	─	$15.75	11/15/2020	─	─	─	─
	#20,000	─	─	$21.59	12/09/2021	─	─	─	─
	─	─	─	─	─	#30,000	$318,900	─	─
	─	─	─	─	─	#15,000	$159,450	─	─

Mr. Hrudicka	─	─	─	─	─	#10,000	$106,300	─	─

Mr. Troyanovich	#2,500	─	─	$21.59	12/09/2021	─	─	─	─
	─	─	─	─	─	#7,500	$79,725	─	─
	─	─	─	─	─	#3,750	$39,863

Mr. Campbell	#11,429	─	─	$15.75	11/15/2020	─	─	─	─
	#30,000	─	─	$21.59	12/09/2021	─	─	─	─
	─	─	─	─	─	#20,000	$212,600	─	─
	─	─	─	─	─	#15,000	$159,450	─	─

Option Exercises and Stock Vested

The following table summarizes the option exercises during 2014 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Taylor	n/a	─	─	─
Mr. Reitz	─	─	15,000	$146,700
Mr. Hrudicka	─	─	─	─
Mr. Troyanovich	─	─	3,750	$36,675
Mr. Campbell	─	─	15,000	$146,700

n/a = not applicable

Pension Benefits

The table illustrates the Company had no pension plan for any of the named executive officers. However, the CEO has an employment agreement that has certain payments due upon retirement or termination per the employment agreement, if that event were to become applicable (see Compensation Discussion and Analysis).

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Mr. Taylor	n/a	─	$─	$─
Mr. Reitz	n/a	─	─	─
Mr. Hrudicka	n/a	─	─	─
Mr. Troyanovich	n/a	─	─	─
Mr. Campbell	n/a	─	─	─

n/a = not applicable

Nonqualified Deferred Compensation

The Company had no nonqualified deferred compensation for any of the named executive officers:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year Ended
Mr. Taylor	$n/a	$─	$─	$─	$─
Mr. Reitz	n/a	─	─	─	─
Mr. Hrudicka	n/a	─	─	─	─
Mr. Troyanovich	n/a	─	─	─	─
Mr. Campbell	n/a	─	─	─	─

n/a = not applicable

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the Committee) was composed of five independent non-employee directors during 2014. The Board of Directors (Board) has determined that the members of the Committee are independent. The Committee provides oversight of all executive compensation and benefit programs. The Committee operates under a written charter adopted January 20, 2004, which is posted on the Company's website: www.titan-intl.com.

The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (CEO) and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change.

Annual compensation for the Company's executive officers consists of base salary and bonus compensation. Salary levels of the Company executives are reviewed and are normally adjusted annually, and any bonuses are normally awarded annually. In determining appropriate salaries, the Committee considers: (i) the CEO's recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time and position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee's own business experience and judgment. The Committee's analysis is a subjective process, which utilizes no specific weights or formulas of the aforementioned factors in determining executives' base salaries and the Committee uses no compensation consultants.

The Committee considers bonus compensation to be the primary motivational method for encouraging and rewarding outstanding individual performance, especially for the Company's executive officers, and overall performance of the Company. Bonuses are based primarily upon: (i) performance of the Company; (ii) performance of the individual; and (iii) recommendation of the CEO. The purpose of awarding bonuses is to provide a special incentive to maximize individual performance and the overall performance of the Company. There are employment contracts for some of the executive officers, which are also considered.

In determining the total compensation package for the CEO for 2014, the Committee considered all of the factors discussed above. Additionally, the Committee considered the Company's performance, the success of the Company's facilities in meeting their objectives, the extent and timing of the additions to the Company during the year, the quality and efficiency of the Company's staff, and certain other factors relating to the Company's performance.

The Committee discussed director compensation and made suggestions to the Board. The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter. The Committee has reviewed the Compensation Committee Charter and has found it complies with requirements of the New York Stock Exchange. The Committee makes a report to the Board when appropriate and met one time during 2014.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Members of the Compensation Committee:

Richard M. Cashin Jr., Chairman
Erwin H. Billig
Albert J. Febbo
Mark H. Rachesky, MD
Anthony L. Soave

CORPORATE GOVERNANCE

Independence
The Board of Directors (Board) has determined that seven of the Company's eight directors are independent under the rules of the New York Stock Exchange during 2014. The independent directors are: Erwin H. Billig, Richard M. Cashin Jr., Gary Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD and Anthony L. Soave. The director who is not independent is Maurice M. Taylor Jr., Chief Executive Officer and Chairman of the Board. Each of the directors serving on the Audit Committee, the Compensation Committee, the Nominating Committee and the Corporate Governance Committee are independent under the standards of the New York Stock Exchange.

Meetings of Non-Employee Directors
When the non-employee directors of the Board or respective committees meet in executive session without management, and their chairman is unavailable for the executive session, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted Charters for its Audit, Compensation, Nominating, and Corporate Governance Committees. These Charters are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Corporate Governance and Business Conduct Policies
The Company's Corporate Governance Policy and Business Conduct Policy are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Policies to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Communication with the Board of Directors
Correspondence for any member of Titan's Board of Directors must be sent in writing to his attention:
c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301. Any written communication will be forwarded to the Board for its consideration.

Director Nomination Process
The Nominating Committee and other members of the Board identify candidates for consideration by the Nominating Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating Committee evaluates candidates based on the qualifications for director described in its charter. These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange. The Nominating Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

The Nominating Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees' qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-laws, accompany the stockholder's recommendation. Any stockholder nominations for election as directors at the 2016 Annual Meeting must be delivered to Titan at the address set forth below, not later than December 28, 2015. All nominations must be sent to the Nominating Committee, c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Director Attendance at Annual Meetings
The Company does not require its directors to attend the Annual Meeting of Stockholders. However, the directors typically attend this meeting. All directors attended last year's Annual Meeting of Stockholders.

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee of the Board of Directors (the Committee) was composed of six independent non-employee directors and provides guidance to the Board of Directors (Board) regarding corporate governance guidelines during 2014. The Committee operates under a written charter adopted October 24, 2004, and this charter is available on the Company's website: www.titan-intl.com.

The Committee has accomplished the following per their charter: (i) oversight of the development and recommendation of a set of corporate governance guidelines; (ii) oversight of the evaluation of the Board and management; (iii) evaluation of the Committee and its success in meeting the requirements of the Charter; (iv) review and assurance of the adequacy of the Corporate Governance Committee Charter; and (v) presentation of reports to the Board when appropriate. Mr. Febbo has attended the Company's Sarbanes-Oxley 404 training and is a participant in the Company's risk assessment meetings. The Committee met one time in 2014.

The Committee has given particular attention to corporate governance compliance issues established by the Securities and Exchange Commission and the New York Stock Exchange. The Company has posted its corporate governance guidelines on the Company's website.

Members of the Corporate Governance Committee:

Peter McNitt, Chairman
Erwin H. Billig
Richard M. Cashin Jr.
Albert J. Febbo
Mark H. Rachesky, MD
Anthony L. Soave

REPORT OF THE NOMINATING COMMITTEE

The Nominating Committee of the Board of Directors (the Committee) was composed of six independent non-employee directors and develops criteria, identifies, screens and nominates candidates for election to the Board, giving attention to the composition of the Board and its committees. The Committee operates under a written charter adopted October 24, 2014, and this charter is available on the Company's website: www.titan-intl.com.

The Committee recommended to the Board that Anthony L. Soave stand for re-election as a Class III director based on approved criteria.

The Committee has accomplished the following per their charter: (i) identification of individuals qualified to become Directors of the Company; (ii) making recommendations to the Board of Directors with respect to the appointment of directors to serve as Chairmen and members of Committees of the Board; (iii) evaluation of the Committee and its success in meeting the requirements of the Charter; (iv) review and assurance of the adequacy of the Nominating Committee Charter; and (v) presentation of reports to the Board when appropriate. The Committee met one time in 2014.

Members of the Nominating Committee:

Gary Cowger, Chairman
Erwin H. Billig
Richard M. Cashin Jr.
Albert J. Febbo
Mark H. Rachesky, MD
Anthony L. Soave

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of December 31, 2014, by each person who is known by the Company to own beneficially more than 5% of the Company's common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
MHR Fund Management LLC and Mark H. Rachesky, MD 40 West 57th Street, 24th Floor New York, NY 10019	8,024,000	(a)	14.9%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	4,305,352	(b)	8.0%
Snow Capital Management LP 2000 Georgetowne Drive, Suite 200 Sewickley,PA 15143	3,601,534	(b)	6.7%
Addison Clark Management, LLC 10 Wright Street, Suite 100 Westport, CT 06880	3,115,764	(b)	5.8%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas, 78746	3,072,003	(b)	5.7%
Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,795,381	(b)	5.2%

(a)
Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission. Includes 19,000 unissued shares subject to options exercisable within 60 days after December 31, 2014.

(b)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of December 31, 2014, by (i) each director and nominee for director, (ii) each of the named executive officers, and (iii) all directors and executive officers as a group.

	Shares Beneficially Owned
Named Executive Officers and Directors	Number	(a)	Percent
Mark H. Rachesky, MD	8,024,000	(b)	14.9%
Anthony L. Soave	987,375		1.8%
Richard M. Cashin Jr.	857,193		1.6%
Maurice M. Taylor Jr.	539,406	(c)	1.0%
William E. Campbell	56,429		0.1%
Paul G. Reitz	49,286		0.1%
Erwin H. Billig	27,750		0.1%
Albert J. Febbo	23,750		*
Michael G. Troyanovich	12,535		*
John Hrudicka	—		*
Peter B. McNitt	—		*

All named executive officers & directors as a group (11 persons)	10,577,724		19.5%
___________________________ *Less than one percent.

(a)
Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated. Includes unissued shares subject to options exercisable within 60 days after December 31, 2014, as follows: Mr. Taylor, 189,536 shares; Mr. Soave, 77,500 shares; Mr. Cashin, 77,500 shares; Mr. Campbell, 41,429 shares; Mr. Reitz, 24,286 shares; Dr. Rachesky, 19,000 shares; Mr. Troyanovich, 2,500 shares; Mr. Febbo, 1,250 shares; all named executive officers and directors as a group, 433,001 shares.

(b)	Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission.

(c)
Includes 144,850 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power. Also includes 205,020 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the directors and executive officers of the Company and the persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during 2014. There were no late filings during 2014.

RELATED PARTY TRANSACTIONS

The Company sells products and pays commissions to companies controlled by persons related to the chief executive officer of the Company. The related party is Mr. Fred Taylor and is Mr. Maurice Taylor’s brother. The companies which Mr. Fred Taylor is associated with that do business with Titan include the following: Blackstone OTR, LLC; FBT Enterprises; Green Carbon, INC; and OTR Wheel Engineering. During 2014, 2013 and 2012, sales of Titan product to these companies were approximately $2.6 million, $3.0 million and $2.1 million, respectively. Titan had trade receivables due from these companies of approximately $0.2 million at December 31, 2014, and approximately $0.2 million at December 31, 2013. On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $2.4 million, $2.5 million and $2.8 million during 2014, 2013 and 2012, respectively. Titan had purchases from these companies of approximately $9.9 million and $0.8 million during 2014 and 2013, respectively.

The Company has a 34.2% equity stake in Wheels India Limited, a company incorporated in India and listed on the National Stock Exchange in India. The Company had trade payables due to Wheels India of approximately $0.1 million at December 31, 2014, and approximately $0.3 million at December 31, 2013.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2016 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than December 28, 2015, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting of Stockholders. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

If a stockholder intends to present a proposal at the Company's 2016 Annual Meeting of Stockholders without the inclusion of such proposal in the Company's proxy material and written notice of such proposal is not received by the Company on or before March 10, 2016, proxies solicited by the Board of Directors for the 2016 Annual Meeting of Stockholders will confer discretionary authority to vote on such proposal if presented at the meeting. Stockholders' proposals should be sent to: Michael G. Troyanovich, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Pursuant to rules of the Securities and Exchange Commission, services that deliver Company communications to stockholders that hold their stock through a bank, broker or other holder of record, may deliver a single copy of the Company's 2014 Annual Report to Stockholders including Form 10-K and Proxy Statement to multiple stockholders sharing the same address. Upon written request, Titan will promptly deliver a separate copy of the 2014 Annual Report including Form 10-K and/or Proxy Statement to any stockholder at a shared address. Stockholders may notify Titan of their requests by writing to Titan International, Inc., attention Investor Relations, 2701 Spruce Street, Quincy, IL 62301.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers or regular employees of the Company, without additional compensation. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 24, 2015	Secretary

Appendix A

AGREEMENT AND PLAN OF MERGER
BETWEEN
TITAN INTERNATIONAL, INC.
(an Illinois corporation)
AND
TITAN INTERNATIONAL, INC.
(a Delaware corporation)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of ____________ ____, 2015, between Titan International, Inc., an Illinois corporation (“Titan Illinois”), and Titan International, Inc., a Delaware corporation (“Titan Delaware”).
RECITALS

WHEREAS, Titan Illinois is a corporation duly organized and existing under the laws of the State of Illinois;
WHEREAS, Titan Delaware is a corporation duly organized and existing under the laws of the State of Delaware;
WHEREAS, the Board of Directors of Titan Illinois and the Board of Directors of Titan Delaware deem it advisable to merge Titan Illinois with and into Titan Delaware so that Titan Delaware is the surviving corporation on the terms provided herein (the “Merger”).
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1

MERGER
1.1The Merger. After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, and subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Illinois Business Corporation Act of 1983 (the “IBCA”), Titan Illinois will merge with and into Titan Delaware and Titan Delaware shall file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL and Articles of Merger with the Secretary of State of the State of Illinois in accordance with the provisions of the IBCA and shall make all other filings or recordings required by the Delaware or Illinois law in connection with the Merger. The Merger shall become effective upon the later filing of such Certificate of Merger with the Secretary of State of the State of Delaware or of such Articles of Merger with the Secretary of State of the State of Illinois or at such later time as may be provided for in such Certificate of Merger and Articles of Merger (the “Effective Time”). Upon the Effective Time, the separate corporate existence of the Titan Illinois shall cease and Titan Delaware shall be the surviving corporation (the “Surviving Corporation”).

1.2Conditions to the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (except as provided in this Agreement) of the following conditions:

(a)    This Agreement shall have been adopted by holders of at least a majority of the outstanding voting power of Titan Illinois in accordance with the requirements of the IBCA and the Amended and Restated Articles of Incorporation and Restated By-laws of Titan Illinois;
(b)    This Agreement shall have been adopted by the sole stockholder of Titan Delaware, in accordance with the requirements of the DGCL and the Certificate of Incorporation and By-laws of Titan Delaware; and
(c)    The Certificate of Incorporation of Titan Delaware shall have been amended and restated prior to the Effective Time in the form set forth on Annex A.

1.3Transfer, Conveyance and Assumption. At the Effective Time, Titan Delaware shall continue in existence as the Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of Titan Delaware, and all of the assets and property of whatever kind and character of Titan Illinois shall vest in Titan Delaware, as the Surviving Corporation, without further deed; thereafter, Titan Delaware, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Titan Illinois, and any claim or judgment against Titan Illinois may be enforced against Titan Delaware, as the Surviving Corporation, in accordance with Section 259 of the DGCL and the IBCA.

1.4Certificate of Incorporation; By-laws.

(a)From and after the Effective Time, the Certificate of Incorporation, as amended and/or restated, of Titan Delaware immediately prior to the effective time (which shall be in the form attached as Annex A) shall be the certificate of incorporation of the Surviving Corporation.
(b)From and after the Effective Time, the By-laws of Titan Delaware in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

1.5Directors of the Surviving Corporation. From and after the Effective Time, the directors of Titan Illinois serving as directors of Titan Illinois immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

1.6Officers of the Surviving Corporation. From and after the Effective Time, the officers of Titan Delaware serving as officers of Titan Delaware immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES

2.1Conversion of Stock.

(a)Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of common stock, par value $0.00001 per share, of Titan Delaware (the “Delaware Common Stock”), each share Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled for no consideration.

(b)Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of common stock, without par value, of the Titan Illinois (the “Illinois Common Stock”), each share of Illinois Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.00001 per share, of the Surviving Corporation (“Surviving Common Stock”).

2.2Options and Warrants.

(a)    Each then-outstanding option to purchase shares of Illinois Common Stock (each, an “Option”) shall be converted into one option to purchase, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Surviving Common Stock as is equal to the number of shares of Illinois Common Stock that were subject thereto. All terms and conditions of each Option shall otherwise remain unchanged.

(b)     Each then-outstanding warrant to purchase shares of Illinois Common Stock (each, a “Warrant”) outstanding immediately prior to the Effective Time shall be converted into one warrant to purchase, on the same terms and conditions as were applicable under such Warrant at the Effective Time, such number of shares of Surviving Common Stock as is equal to the number of shares of Illinois Common Stock that were subject thereto. All terms and conditions of each Warrant shall otherwise remain unchanged.

2.3Stock Certificates. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Illinois Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Surviving Common Stock in which the shares of Illinois Common Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and any other distributions upon the shares of Surviving Common Stock represented by such outstanding certificate as provided above.

2.4Shares of Illinois Dissenting Stockholders. Notwithstanding anything to the contrary contained herein, holders of Illinois Common Stock who have complied with requirements for perfecting dissenters’ rights under Section 11.70 of the IBCA will not receive the consideration provided for in Section 2.1(b) and instead shall be entitled to exercise such rights with respect to the shares as to which such rights have been perfected (“Illinois Dissenting Shares”), to the extent available under Section 11.70 of the IBCA. Upon consummation of the Merger, the Illinois Dissenting Shares shall cease to be issued and outstanding and the holders thereof only shall be entitled to receive such consideration as will be determined under Section 11.70 of the IBCA. If a holder of Illinois Dissenting Shares shall fail to perfect or shall otherwise waive, withdraw or lose its dissenters’ rights under the IBCA, such that dissenters’ rights can no longer be legally perfected or exercised under the IBCA with respect to such Illinois Common Stock, then the right of such holder to receive such consideration for Illinois Dissenting Shares as determined under Section 11.70 of the IBCA shall cease and such Illinois Dissenting Shares shall be converted and exchanged into shares of Delaware Common Stock as provided in Section 2.1 of this Agreement.

ARTICLE III

TERMINATION

3.1Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned for any reason whatsoever by the Board of Directors of Titan Delaware or the Board of Directors of Titan Illinois, notwithstanding the adoption of this Agreement by the stockholders of Titan Delaware or Titan Illinois.

ARTICLE IV

FURTHER ASSURANCES

4.1Further Assurances as to Titan Delaware. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance in law or any other acts are necessary or desirable to (i) vest, perfect or confirm in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Titan Illinois acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Titan Illinois and its proper officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Titan Illinois or otherwise to take any and all such action.

ARTICLE V

MISCELLANEOUS

5.1Amendment. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented by the Board of Directors of Titan Delaware and the Board of Directors of Titan Illinois, whether before or after the adoption of this Agreement by the stockholders of Titan Delaware and Titan Illinois; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by such stockholders of Titan Delaware or Titan Illinois without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Titan Delaware and Titan Illinois.

5.2No Waivers. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.3Assignment; Third Party Beneficiaries. Neither this Agreement, nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto.

5.4Governing Law. This Agreement shall in all respects be interpreted by, and construed, interpreted and enforced in accordance with and pursuant to the laws of the State of Delaware.

5.5Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6Entire Agreement. This Agreement and the documents referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement, and there are no other agreements or understandings, written or oral, among the parties, relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first stated above.

TITAN INTERNATIONAL, INC.,
an Illinois corporation

By:_________________________________
Name:
Title:

TITAN INTERNATIONAL, INC.,
a Delaware corporation

By:_________________________________                                 Name:
Title:

ANNEX A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION of
TITAN INTERNATIONAL, INC.
The present name of the corporation is Titan International, Inc. The corporation was incorporated under the name "Titan International, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on __________ __, 2015. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:
ARTICLE I
Name
The name of the corporation is: TITAN INTERNATIONAL, INC. (the "Corporation").
ARTICLE II
Purpose
The purpose or purposes for which the Corporation is organized are to engage in the transaction of any or all lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE III
Registered Office/Agent
The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE IV
Authorized Shares
Paragraph 1. Number and Class. The total number of shares which the Corporation is authorized to issue, is 124,000,000, consisting of 120,000,000 shares of Common Stock, par value $0.0001 per share, and 4,000,000 of Preferred Stock, par value $0.0001 per share.
Paragraph 2. Rights, Powers, Preferences and Limitations of Capital Stock. The powers, preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of Common Stock and Preferred Stock are:
A. Subject to the rights accorded the holders of Preferred Stock or any series thereof pursuant to this Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or in any Preferred Stock Designation (as defined in Section B. of this Paragraph 2 below), holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Corporation or any duly authorized committee thereof (the “Board”) from time to time and, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock will be entitled to receive pro rata all of the assets of the Corporation available for distribution to stockholders. Each issued and outstanding share of Common Stock is entitled to one vote.

B. The Board is hereby expressly authorized, by resolution or resolutions, from time to time to provide, out of the unissued shares of Preferred Stock, for shares of Preferred Stock in one or more series, and, with respect to each series, to fix the number of shares constituting such series and designation of such series and to fix the relative, participating, optional and other special rights, the powers (including voting powers, if any), the preferences, the limitations, the qualifications and the restrictions and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto (a “Preferred Stock Designation”).
ARTICLE V
Voting
In addition to any affirmative vote required by the DGCL or this Certificate of Incorporation, any merger, consolidation or sale, lease or exchange of all or substantially all of the property and assets of the Corporation for which approval of the stockholders is required under the DGCL or this Certificate of Incorporation shall require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, and if any class or series of stock of the Corporation is entitled to vote as a separate class thereon, approval of the merger, consolidation or sale, lease or exchange of all or substantially all of the property and assets of the Corporation shall require the affirmative vote of at least two-thirds of the voting power of the shares of capital stock of each such class or series entitled to vote thereon and of the total number of shares of capital stock of the Corporation entitled to vote thereon.
ARTICLE VI
Indemnification
The rights of directors and officers to indemnification and advancement of expenses shall be as set forth in the by-laws of the Corporation (as the same may be amended and/or restated from time to time (the “By-laws”).
ARTICLE VII
Director Liability
No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that this Article does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. . If after this Article becomes effective, the DGCL is amended to authorize the broader elimination or limitation of liability for a director, then in addition to the foregoing elimination of liability, upon the effective date of such amendment to the DGCL, the liability of a director shall without further act also be eliminated and limited to such broader extent to the fullest extent not prohibited by the DGCL as amended. The provisions of this Article shall be deemed to be a contract with each director of the Corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as much in reliance on the provisions of this Article. No repeal or amendment of these Articles shall adversely affect any right or any elimination or limitation of liability of a director existing at the time of the repeal or amendment.
ARTICLE VIII
Amendments
Except as otherwise expressly set forth in this Certificate of Incorporation, or as specifically required by law, any amendment to this Certificate of Incorporation requiring approval of stockholders shall be adopted upon receiving the affirmative vote of the holders of a majority in voting power of the outstanding shares entitled to vote on the amendment and a majority in voting power of the outstanding shares of each class or series of shares, if any, entitled to vote as a class on the amendment.
ARTICLE IX
Election/Removal of Directors
Directors of the Corporation need not be elected by written ballot unless the By-laws shall so provide. Directors can be removed with our without cause.

ARTICLE X
By-laws
In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the By-laws.
IN WITNESS WHEREOF, Titan International, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ___ day of _____, 2015.
TITAN INTERNATIONAL, INC.

By:________________________________
Name:
Title:

Appendix B

BY-LAWS
OF
TITAN INTERNATIONAL, INC.

Article I

OFFICES

Section 1.1 Principal Office. The principal office of the corporation shall be located at 2701 Spruce Street in the City of Quincy and County of Adams, Illinois, or such other place as the board of directors may determine. The corporation may have such other offices, either within or without the State of Delaware, as the business of the corporation may require from time to time.

Article II

STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of the stockholders shall be held on the second Tuesday of the fifth calendar month after the end of the corporation's fiscal year at the hour of 10:00 A.M., or at such other date and time as the board of directors by resolution may provide, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein for any annual meeting, or at any adjournment thereof, the board of directors shall cause the election to be held at a meeting of the stockholders as soon thereafter as conveniently may be.

Section 2.2 Special Meetings. Special meetings of the stockholders may be called by the chair (if such office is filled), the president, a majority of the board of directors, or the holders of not less than one-fifth of all the outstanding shares of the corporation entitled to vote for the purpose or purposes of the meeting.

Section 2.3 Inspectors of Election. At any time when the corporation has a class of voting stock listed on a national securities exchange, the corporation shall, in advance of any meeting of stockholders, appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares represented at the meeting, based upon their determination of the validity and effect of proxies; count all votes and report the results; and do all such other acts as are required of inspectors of election by law. Each report of an inspector shall be in writing and signed by the inspectors acting at such meeting. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 2.4 Place of Meeting. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting. If no designation is made, the place of meeting shall be the principal office of the corporation.

Section 2.5 Notice of Meeting/Adjournment. Unless otherwise provided by law, the certificate of incorporation or these by-laws, notice stating the place, day and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, or in the case of a merger, consolidation, or sale, lease or exchange of all or substantially all assets not less than twenty (20) nor more than sixty (60) days before the meeting, in any manner permitted by law, to each stockholder of record entitled to notice of such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at the stockholder’s address as it appears on the records of the corporation. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken and the adjournment is for thirty (30) days or less. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 2.6 Fixing of Record Date.

(a) For the purpose of determining stockholders entitled to notice of any meeting of stockholders, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors of the corporation may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty (60) days and, for a meeting of stockholders, not less than ten (10) days. If no record date is fixed for the determination of stockholders entitled to notice of a meeting of stockholders, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If no record date is fix for the determination of stockholders entitled to receive payment of a dividend, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.

(b) Unless otherwise restricted by the certificate of incorporation, in order that the corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the board of directors, (i) when no prior action of the board of directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, and (ii) if prior action by the board of directors is required by law, the record date for such purpose shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 2.7 Stock Lists. The officer having charge of the stock ledger for shares of the corporation shall make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be open to the examination of any stockholder, for any purpose germane to the meeting during ordinary business hours (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine such lists or to vote in person or by proxy at any meeting of stockholders.

Section 2.8 Quorum and Manner of Acting. A majority in voting power of the outstanding shares, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If a quorum is not present at any meeting, a majority in voting power of the shares present may adjourn the meeting from time to time without further notice. If a quorum is present, the affirmative vote of the majority in voting power of the shares represented at the meeting and entitled to vote on a matter shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the law, the certificate of incorporation or these by-laws. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting. Withdrawal of stockholders from any meeting at which a quorum is present shall not cause failure of a duly constituted quorum at that meeting.

Section 2.9 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by the stockholder’s duly authorized attorney-in-fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 2.10 Voting of Shares. Except as otherwise provided by the certificate of incorporation, or the General Corporation Law of the State of Delaware (the “DGCL”), each outstanding share, regardless of class, shall be entitled to one (1) vote upon each matter submitted to vote at a meeting of stockholders.

Section 2.11 Voting of Shares by Certain Holders.

(a) Shares registered in the name of another corporation or other entity, domestic or foreign, may be voted by any officer, agent, proxy or other person authorized to vote such shares under the laws of formation of such entity.

(b) Shares registered in the name of a deceased person, a minor, or a person under legal disability may be voted by that person’s administrator, executor, or court appointed guardian either in person or by proxy without a transfer of such shares into the name of such administrator, executor, or court appointed guardian. Shares held in a fiduciary capacity may be voted by such fiduciary, either in person or by proxy.

(c) Shares registered in the name of a receiver may be voted by such receiver, and shares held by or under the control of receiver may be voted by such receiver without the transfer thereof into the receiver’s name if authority so to do is contained in an appropriate order of the court by which such receiver was appointed.

(d) A stockholder whose shares are pledged shall be entitled to vote such shares unless the shares have been transferred into the name of the pledgee on the books of the corporation, and in the transfer by the pledgor has expressly empowered the pledgee to vote thereon, in which case only the pledgee or such pledgee’s proxy may represent the shares and vote thereon.

(e) Shares of its own stock belonging to the corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares entitled to vote at any given time.

Section 2.12 No Cumulative Voting. Except as otherwise provided in the certificate of incorporation, no holder of any shares of any class of stock of this corporation shall be entitled to cumulative voting rights in the election of the board of directors of the corporation under any circumstances.

Section 2.13 Action by Consent of Stockholders in Lieu of Meeting. Unless otherwise provided by law or by the certificate of incorporation, any action required to be taken at any annual or special meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

Section 2.14 Voting by Ballot. Voting on any question or in any election may be voice vote unless the presiding officer shall order or any stockholder shall demand that voting be by ballot.

Article III

DIRECTORS

Section 3.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of its board of directors.

Section 3.2 Number, Tenure and Qualifications. The number of directors which shall constitute the whole board shall initially be one (1), but such number shall automatically increase to eight (8) immediately prior to the effective time of the merger of Titan International, Inc., an Illinois corporation, with and into the corporation, and thereafter the number of directors shall be such number as the board of directors may determine from time to time but shall not be less than five (5) nor more than nine (9). Directors need not be residents of Delaware or stockholders of the corporation. The board of directors shall be divided into three classes, the term of office of each director shall be three (3) years, and as nearly as practicable, taking into account the increases or decreases in the number of directors constituting the board of directors, one-third of the board of directors shall be elected each year at the annual meeting. In the event that Proposal #5 [Shareholder Proposal to Declassify the Board] is approved, the Illinois By-laws (if the Reincorporation is not approved) or the Delaware By-laws (if the Reincorporation is approved), as the case may be, will be modified to require that all directors elected at or after the annual meeting held in 2016 be elected on an annual basis. The board of directors may assign directors into the initial classes of directors. In the event of a change in the number of directors, the resolution effecting such change shall specify the class of directors to which such change will apply and the years in which the terms of the directorship or directorships thereby created shall first expire. The board of directors may assign any director appointed by them to fill a newly created directorship to an initial class.

Section 3.3 Annual and Regular Meetings. The annual meeting of the board of directors shall be held immediately after, and at the same place as, the annual meeting of stockholders. The board of directors may provide, by resolution, the time and place, either within or without the State of Illinois, for the holding of regular meetings.

Section 3.4 Special Meetings. Special meetings of the board of directors may be called by or at the request of the chair of the board of directors, the president or any director. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the board of directors called by them.

Section 3.5 Notice. No notice shall be required for regular meetings for which the time and place have been fixed. Notice of any special meeting of the board of directors shall be given at least two (2) days before the meeting by written notice delivered personally or mailed to each director, or by electronic transmission. Any director may waive notice of any meeting, either before or after the meeting, in writing or by electronic transmission. Neither the business to be transacted at nor the purpose of any annual, regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

Section 3.6 Quorum. A majority of the number of directors then in office (but in any event, not less than one third of the then total number of authorized directors set pursuant to Section 3.2) shall constitute a quorum for transaction of business at any meeting of the board of directors.

Section 3.7 Attendance by Communications Equipment. Unless specifically prohibited by the certificate of incorporation, members of the board of directors, or of any committee of the board of directors, may participate in and act at any meeting of such board or committee through the use of a conference telephone, video conferencing or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

Section 3.8 Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless the act of a greater number is required by statute, the certificate of incorporation or these by-laws.

Section 3.9 Vacancies. Any vacancy occurring in the board of directors, including a vacancy occurring as a result of the removal of a director, and any directorship to be filled by reason of an increase in the number of directors, may be filled by election by the stockholders at an annual meeting or at a special meeting called for that purpose; provided, however, that vacancies occurring between meetings of stockholders by reason of an increase in the number of directors or otherwise, may be filled by the board of directors. A director elected to fill a vacancy shall hold office for the balance of the term for which he or she was elected. A director appointed to fill a vacancy shall serve until the next meeting of stockholders at which directors for such class are to be elected.

Section 3.10 Committees.

(a) The board of directors may, by resolution, create one or more committees consisting of one or more members of the board. Unless the resolution of the board of directors creating any committee provides otherwise, a majority of the members of any committee shall constitute a quorum of such committee and a majority of the quorum shall be necessary for committee action. A committee may act by unanimous consent in writing without a meeting and, subject to the provisions of these by-laws or action by the board of directors, the committee by majority vote of its members shall determine the time and place of meetings and the notice required therefor.

(b) To the extent specified by the board of directors or in the certificate of incorporation or these by-laws, each committee may exercise all of the authority of the board of directors in the management of the corporation; provided, however, that a committee may not: (i) approve or adopt or recommend to stockholders any action or matter (other than the election or removal of directors) required by the DGCL to be submitted to stockholders for approval or (ii) adopt, amend, or repeal these by-laws.

In the absence or disqualification of a member of a committee the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member. Each committee shall keep regular minutes of its proceedings and report the content of the minutes to the board of directors when required.

Section 3.11 Action by Unanimous Written Consent. Any action required to be taken at a meeting of the board of directors of the corporation or any committee thereof, or any other action which may be taken at a meeting of the board of directors or a committee thereof, may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed or electronically transmitted by all of the directors entitled to vote with respect to the subject matter thereof, or by all members of such committee, as the case may be. Such approval may be executed by the directors, in counterparts, each of which shall be an original but all of which together shall constitute one and the same approval. Signature thereon transmitted via electronic transmission shall have the same legal effect as an original. All the approvals evidencing the consent shall be delivered to the secretary to be filed in the corporate records. The action taken shall be effective when all the directors have approved the consent unless the consent specifies a different effective date. Any consent signed by all of the directors or members of a committee shall have the same effect as a unanimous vote.

Section 3.12 Resignation or Removal. A director may resign at any time upon written or electronic notice to the board of directors, its chair, if any, or the president or secretary of the corporation. A resignation shall be effective when notice is given unless the notice specifies a future date. No acceptance of the resignation is required. One or more of the directors may be removed, with or without cause, at a meeting of stockholders, by the affirmative vote of the holders of a majority in voting power of the outstanding shares then entitled to vote at an election of directors; provided, however, that no director shall be removed at a meeting of stockholders unless the notice of such meeting shall state that a purpose of the meeting is to vote upon the removal of one or more directors named in the notice, and only the named director or directors may be removed at such meeting.

Section 3.13 Compensation. The board of directors shall have authority to establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise. By resolution of the board of directors, the directors may be paid their expenses, if any, of attendance at each meeting of the board and of any committees thereof. No such payment previously mentioned in this Section shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Article IV

OFFICERS

Section 4.1 Number. The board of directors shall elect a president, a secretary and a treasurer and from time to time, may elect a chair of the board of directors, an honorary chair of the board of directors, one or more vice presidents and such assistant secretaries, assistant treasurers and other officers, agents and employees as may be elected by the board of directors. Any two or more offices may be held by the same person, except the offices of president and secretary.

Section 4.2 Election, Vacancies, and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its annual meeting. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor shall have been duly elected and shall have qualified or until the officer’s death or until the officer shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer or agent shall not of itself create contract rights. Any officer may resign at any time by giving notice, in writing, to the board of directors or to the president or the secretary. A resignation of an officer need not be accepted in order to be effective.

Section 4.3 Removal. Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.4 Authority. All officers, employees and agents of the corporation shall have such authority and perform such duties in the conduct and management of the business and affairs of the corporation as may be designated by the board of directors and these by-laws.

Section 4.5 Chair of the Board of Directors. The chair of the board of directors, if a chair of the board of directors has been elected and is serving, shall preside at all meetings of the stockholders and board of directors and shall perform such other duties as the board of directors may from time to time prescribe.

Section 4.6 President. In the event that a chair has not been elected, then all of the duties of the chair shall be performed by the president. The president shall be the chief executive officer of the corporation. In the absence of the chair, the president shall preside at all meetings of the stockholders and of the board of directors. The president may sign, under or without seal of the corporation, and either individually or with the secretary, an assistant secretary or any other proper officer of the corporation thereunto duly authorized by the board of directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts or other instruments which the board of directors has authorized to be executed except in cases where the execution thereof shall be expressly delegated by the board of directors or by these by-laws to some other officer or agent of the corporation or shall be required by law to be otherwise executed. In general, the president shall see that all orders and resolutions of the board are carried into effect, shall perform all duties incident to and shall have the general powers of supervision and management usually vested in the office of president and chief executive officer of a corporation, and shall perform such other duties as may be prescribed from time to time by the board of directors.

Section 4.7 Vice Presidents. In the absence of the president or in the event of his inability or refusal to act, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated by the board of directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, including, without limitation, the duties of the chair if and as assumed by the president as a result of the absence of the chair or his inability or refusal to act, and the vice president, when so acting, shall have all of the powers and be subject to all the restrictions upon the president. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation or a different mode of execution is expressly prescribed by the board of directors or these by-laws, the vice president may execute for the corporation stock certificates and any contracts, deeds, mortgages, bonds or other instruments that the board of directors has authorized be executed. The vice president may accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other officer thereunto authorized by the board of directors, according to the requirements of the form of the instrument. Each vice president shall perform such other duties as from time to time may be assigned to such vice president by the president or the board of directors.

Section 4.8 Treasurer. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of the treasurer’s duties in such sum and with such surety or sureties as the board of directors shall determine. The treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for money due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of these by-laws. The treasurer shall in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned by the president or the board of directors.

Section 4.9 Secretary. The secretary shall: (a) keep records of corporate action, including the minutes of meetings of the stockholders and the board of directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these by-laws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all certificates for shares prior to the issuance thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these by-laws; (d) keep a register of the post office address of such stockholder which shall be furnished to the secretary by such stockholder; (e) sign, with the chair, the president or a vice president, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the board of directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general, perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to the secretary by the chair, the president or the board of directors.

Section 4.10 Assistant Treasurers and Assistant Secretaries. The assistant treasurer or treasurers, if any, shall, if required by the board of directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the board of directors shall determine. The assistant secretary or assistant secretaries, if any, as thereunto authorized by the board of directors may sign, with the chair, the president or a vice president, certificates for shares of the corporation, the issuance of which shall have been authorized by a resolution of the board of directors. The assistant treasurers and assistant secretaries in general shall perform such duties as shall be assigned to them by the treasurer or the secretary, respectively, or by the president, the chair of the board or the board of directors.

Section 4.11 Salaries. The salaries of the officers of the corporation shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

Article V

CONTRACTS, LOANS, CHECKS, DEPOSITS & VOTING SECURITIES

Section 5.1 Contracts. The board of directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances. When the execution of any instrument has been authorized without specification of the executing officers or agents, the chair of the board, the president or any vice president, and the secretary or assistant secretary or treasurer or assistant treasurer, may execute the same in the name and on behalf of this corporation and may affix the corporate seal thereto.

Section 5.2 Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

Section 5.3 Checks, Drafts. Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the board of directors.

Section 5.4 Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as the board of directors may select.

Section 5.5 Voting Securities Held by the Corporation. Unless otherwise ordered by the board of directors, either the chair or the president or, in the event of such officer’s inability to act, the vice president having authority under these by-laws to act in the absence of the president, shall have full power and authority on behalf of the corporation to attend, act and vote at any meetings of security holders of corporations or other entities in which the corporation may hold securities and at such meetings or otherwise shall possess and may exercise any and all rights and powers incident to the ownership of such securities. The power and authority to attend, act and vote at meetings shall include the power and authority to consent, on behalf of the corporation, with respect to securities of other corporations and entities held by the corporation. The board of directors by resolution from time to time may confer like powers upon any other person or persons.

Article VI

CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 6.1 Issuance of Shares. The shares of capital stock of the corporation shall be issued in such amounts, at such times, for such consideration and on such terms and conditions as the board of directors shall deem advisable, subject to the certificate of incorporation and any requirements of the laws of the State of Delaware.

Section 6.2 Certificates For Shares. The shares of stock of the corporation shall be represented by certificates, provided that the board of directors may provide by resolution that some or all of the shares of any class or series shall be uncertificated shares. Any such resolution shall not apply to shares then represented by a certificate until such certificate is surrendered to the corporation. A certificate shall be in such form as may be determined by the board of directors. Such certificates shall be signed by the president or a vice president and by the secretary or an assistant secretary any or all of whose signatures may be by facsimile. All certificates for shares shall be consecutively numbered or otherwise identified. The registered holder’s name, the number of shares, the date of issuance, the class of shares and the designation of any series it evidences, shall (a) appear on the face of such certificate and (b) be entered on the books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the corporation as the board of directors may prescribe.

Section 6.3 Transfers of Shares. Transfers of shares of the corporation shall be made only on the books of the corporation by the holder of record thereof or by such holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation.

Section 6.4 Lost Certificates. If a certificate representing shares has allegedly been lost or destroyed, the board of directors may in its discretion, except as may be required by law, direct that a new certificate be issued upon such indemnification and other reasonable requirements as it may propose.

Article VII

FISCAL YEAR

The fiscal year of the corporation shall be determined by the board of directors.

Article VIII

DIVIDENDS

The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares, subject to any terms and conditions provided by law and the certificate of incorporation.

Article IX

SEAL

The board of directors may provide a corporate seal which, if obtained, shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words, "Corporate Seal, Delaware." The use thereof shall be determined from time to time by the officer or officers executing and delivering instruments on behalf of the corporation. The seal, if any, may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Article X

WAIVER OF NOTICE

Whenever any notice whatever is required to be given under the provisions of these by-laws or under the provisions of the certificate of incorporation or under the provisions of applicable law, a waiver thereof in writing or electronic transmission, signed or transmitted by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance by a person at any meeting shall constitute waiver of notice thereof unless such person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Article XI

INDEMNIFICATION

Section 11.1 Non-Derivative Actions. The corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

Section 11.2 Derivative Actions. The corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Section 11.3 Employees and Agents. The corporation may indemnify any person who is or was an employee or agent of the corporation, or is or was an employee of the corporation serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, or other enterprise, to the extent and under the circumstances provided by Sections 11.1 and 11.2 of this Article XI with respect to a person who is or was a director or officer of the corporation. To the extent that a present or former employee of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 11.1, 11.2 or 11.3 of this Article XI, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interests of the corporation.

Section 11.4 Determination that Indemnification is Proper. Any indemnification under Sections 11.1, 11.2 and 11.3 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth herein. Such determination shall be made (a) by a majority vote of the directors who are or were not parties to such action, suit or proceeding, (b) by a committee of such directors appointed by such directors, (c) if there are no such directors or if the directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

Section 11.5 Expense Advance. Expenses (including attorneys’ fees) incurred by an officer or director referred to in Section 11.1 or 11.2 in defending a civil or criminal action, suit or proceeding referred to in Sections 11.1 and 11.2 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article XI. Such expenses (including attorneys’ fees) incurred by former directors and officers or employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid on such terms and conditions, if any, as the corporation deems appropriate.

Section 11.6 Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by this Article XI shall not be deemed exclusive of any other rights to which one seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and. administrators of such a person. A right to indemnification or to an advancement of expenses arising under a provision of the certificate of incorporation or these by-laws shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

Section 11.7 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article XI or the laws of the State of Delaware.

Section 11.8 Contract Right; Limitation on Indemnity. The right to indemnification conferred in this Article XI shall be a contract right, and shall apply to services of a director or officer as an employee or agent of the corporation as well as in such person's capacity as a director or officer. Except as provided in Section 11.3, the corporation shall have no obligations under this Article XI to indemnify any person in connection with any proceeding, or part thereof, initiated by such person without authorization by the board of directors.

Section 11.9 Changes in Delaware Law. In the event of any change of the Delaware statutory provisions applicable to the corporation relating to the subject matter of Article XI of these by-laws, then the indemnification to which any person shall be entitled hereunder shall be determined by such changed provisions. Subject to Section 11.10, the board of directors is authorized to amend these by-laws to conform to any such changed statutory provisions.

Section 11.10 Amendment or Repeal of Article XI. No amendment or repeal of this Article XI shall apply to or have any effect on any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Section 11.11 Definitions. For purposes of this Article:

(a) References to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any entity having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation as such person would have had with respect to such merging corporation if its separate existence had continued.

(b) References to “other enterprises” shall include employee benefit plans.

(c) References to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan, and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Article XI.

Article XII

AMENDMENTS

Subject to Section 11.10, the by-laws of the corporation may be amended, altered or repealed, in whole or in part, by the stockholders or by the board of directors at any meeting duly held in accordance with these by-laws.

Appendix C

SECTION 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT
PROCEDURE TO DISSENT

(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.
(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.
(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.
(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.
(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).
(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

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(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.
(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.
(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:
(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).
(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.
(j) As used in this Section:
(1) “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.
(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

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Titan International, Inc.
2701 Spruce Street Quincy, IL 62301
www.titan-intl.com

TITAN INTERNATIONAL, INC.
2701 SPRUCE STREET
QUINCY, IL 62301

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11.59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCK BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark "For All
The Board of Directors recommends you vote				Except" and write the number(s) of the
FOR the following:				nominee(s) on the line below
1. Election of Directors	☐	☐	☐
Nominees
01 Anthony L. Soave

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain
2. To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for 2015;					☐	☐	☐
3. To approve the reincorporation of the Company from the state of Illinois to the state of Delaware;					☐	☐	☐
4. To approve a non-binding advisory resolution on executive compensation;					☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 5.
5. Stockholder proposal regarding declassifying the Company's board of directors					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

TITAN INTERNATIONAL, INC.

The Proxy is Solicited by the Board of Directors for the
Annual Meeting of Stockholders to be held on
Thursday, June 4, 2015 at 11:00 A.M. Central Time
at Titan Tire Corporation of Union City
3260 Goodyear Blvd.
Union City, TN 38261

The undersigned hereby constitutes and appoints Maurice M. Taylor Jr., Michael G. Troyanovich, and each of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in TITAN INTERNATIONAL, INC., at the Annual Meeting of Stockholders to be held on Thursday June 4, 2015 and at any adjournments thereof and on all matters properly coming before the meeting.

This proxy will be voted as directed, or if no direction is indicated will be voted FOR proposals 1, 2, 3 and 4 and AGAINST proposal 5. Person designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please note that if you are attending the Annual Meeting, proof of Titan Common Stock ownership as of the record date must be presented, in addition to valid photo identification.

Continued and to be signed on reverse side